SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

  Filed by the Registrant ☒

  Filed by a Party other than the Registrant ☐

  Check the appropriate box:

  ☐   Preliminary Proxy Statement

  ☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  ☒  Definitive Proxy Statement

  ☐   Definitive Additional Materials

  ☐   Soliciting Material Under Rule 14a-12

PVH CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

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☐   Fee paid previously with preliminary materials:

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)  Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

May 16, 2014

PVH CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 Where:

 The Graduate Center – City University of New York

 365 Fifth Avenue

 Proshansky Auditorium

 Concourse Level

 New York, New York 10016

 When:

 Thursday, June 19, 2014

 8:45 a.m. Eastern Daylight Savings Time

Purposes:

–  Vote on the election of 12 nominees for director to
  serve a one-year term

–  Vote on an advisory resolution to approve our
  executive compensation

–  Vote to ratify the appointment of auditors to serve for
  the current fiscal year

–  Transact other business that may properly come   before the meeting

Who Can Vote:	Who Can Attend:

– Stockholders of record at the close of business on April 22, 2014 only	– Holders of record as of the record date of the Company’s Common Stock or their proxies

– Beneficial owners having evidence of ownership

– Invited guests of the Company

If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership. Attendees also must present a picture ID to be admitted.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

MARK D. FISCHER

Secretary

New York, New York

May 16, 2014

i

PVH CORP.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date Time Place	— Thursday, June 19, 2014 — 8:45 a.m., Eastern Daylight Savings Time — The Graduate Center - City University of New York 365 Fifth Avenue Proshansky Auditorium Concourse Level New York, New York

Record Date	— April 22, 2014
Voting	— Stockholders as of the record date are entitled to vote.
— Each share of our Common Stock is entitled to one vote.
Admission	— Attendance at the meeting will be limited to holders of record as of the record date of our Common Stock or their proxies, beneficial owners having evidence of ownership and guests of the Company.
— If you hold stock through a bank or broker, a copy of an account statement as of the record date will suffice as evidence of ownership.
— Attendees must present a picture ID.

VOTING MATTERS AND VOTE RECOMMENDATION

See “Voting Information” for more information

Matter	Board Vote Recommendation	Required Vote	Broker Discretionary Vote Allowed

Election of directors	FOR EACH DIRECTOR NOMINEE	Majority of votes cast	No

Advisory vote on executive compensation	FOR	Majority of shares present and entitled to vote on this matter	No

Ratification of Ernst & Young LLP as our independent auditors for fiscal year 2014	FOR	Majority of shares present and entitled to vote on this matter	Yes

DIRECTOR ELECTION

See “Election of Directors” for more information

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships				Other Public Company Boards
					AC	CC	CSR	N&G
Mary Baglivo	56	2007	Chief Marketing Officer/VP Global Marketing, Northwestern University						1
Brent Callinicos	48	2014	Chief Financial Officer, Uber Technologies Inc.						0
Emanuel Chirico	57	2005	Chief Executive Officer of the Company						1
Juan R. Figuereo	58	2011	Executive Vice President and Chief Financial Officer, NII Holdings, Inc.						0
Joseph B. Fuller	57	1991	Senior Lecturer in Business Administration, Harvard Business School; Founder, Joseph Fuller LLC					C	0
Fred Gehring	59	2010	Chief Executive Officer of Tommy Hilfiger and PVH International Operations						0
Bruce Maggin	71	1987	Principal, The H.A.M. Media Group, LLC		C				1
V. James Marino	63	2007	Retired Chief Executive Officer, Alberto-Culver Company						1
Henry Nasella	67	2003	Partner and Co-Founder, LNK Partners	P		C			0
Rita M. Rodriguez	71	2005	Former Senior Fellow, Woodstock Theological Center at Georgetown University				C		1
Edward R. Rosenfeld	38	2014	Chairman and Chief Executive Officer, Steven Madden, Ltd.						1
Craig Rydin	62	2006	Operating Partner, LNK Partners; Former Chairman of the Board of Directors, Yankee Holding Corp.; Former Non-Executive Chairman, The Yankee Candle Company, Inc.						1

Key:	AC	Audit Committee	N&G	Nominating & Governance Committee
	CC	Compensation Committee	C	Committee Chair
	CSR	Corporate Social Responsibility	P	Presiding Director
Committee

Each director nominee is a current director and during 2013 attended at least 75% of the aggregate of all meetings of the Board and each committee on which he or she sits, other than Messrs. Callinicos and Rosenfeld, who did not serve as directors during 2013.

EXECUTIVE COMPENSATION MATTERS

See “Compensation Discussion and Analysis,” “Executive Compensation” and “Advisory Vote on Executive Compensation” for more information

Business Highlights

We experienced significant growth and strong financial performance in 2013, building upon the strong momentum in recent years. 2013 highlights include:

—	Earnings per share[1] increased 7%.
—	Earnings before interest and taxes[1] increased 29%.
—	Revenue[1] increased 36%.
—	We outperformed our peer group in terms of total shareholder return for the 15-month period ended February 2, 2014[2] and in terms of revenue growth for the fiscal year then ended.

Executive Compensation Advisory Vote

The Board of Directors recommends that stockholders approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in this Proxy Statement for these reasons:

Pay for Performance

The bulk (approximately 69% to 90%) of each named executive officer’s compensation package consists of short-term and long-term awards that only pay out upon the achievement of specific financial targets and equity awards that are linked to increases in stock value over time. The compensation paid to these executives is reflective of, and consistent with, our having outperformed our peer group for the one2-, two- and three-year periods ended 2013 in virtually all key performance metrics.

Sound Program Design

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment with the long-term interests of stockholders are key principles. We achieve our objectives through compensation that:

—	Is subject to our performance and the performance of our Common Stock.
—	Is heavily weighted towards long-term components.
—	Includes performance targets that are based upon budgeted earnings levels that are reviewed and approved by the Board of Directors.
—	Includes a limit on the maximum amount that an executive officer can receive as a payout for each incentive award.
—	Does not encourage unnecessary and inappropriate risk taking.

Best Practices in Executive Compensation

Our executive compensation program incentives reward superior individual and business performance and do not encourage or reward inappropriate risks. Highlights of our practices include:

—	All of our incentive compensation plans include clawback provisions.
—	Our Chief Executive Officer is required to hold Common Stock with a value equal to six times his base salary and our other executive officers must hold Common Stock with a value equal to their base salaries. Executive officers must hold 50% of their after-tax shares received upon the vesting or exercise of equity awards until they satisfy their guideline.
—	We prohibit executive officers from pledging shares and hedging their ownership of our Common Stock.
—	Change in control arrangements are “double trigger.”
—	Equity awards are “double trigger” after a change in control.[3]
—	Our compensation program does not rely on significant pension or welfare benefits or perquisites.

1 On a non-GAAP basis, as reported in our earnings release. The reconciliations to GAAP amounts appear on Exhibit A.

2 We use a 15-month period to assess total shareholder return to coincide with our announcement of our acquisition of The Warnaco Group, Inc. (which we refer to as “Warnaco”).

3 For awards granted in 2014 and going forward.

—	No employment agreement provides for tax gross-ups or includes long-term compensation in the calculation of the amount of severance payable.

AUDITORS

See “Ratification of the Appointment of Auditor” for more information

We ask that our stockholders ratify the selection of Ernst & Young LLP as our independent auditor. Below is summary information about Ernst & Young LLP’s fees for services provided in 2013 and 2012.

	2013	2012
Audit Fees	$6,168,000	$3,211,000
Audit-Related Fees	$193,000	$826,000
Tax Fees	$4,393,000	$2,114,000
All Other Fees	$156,000	$290,000

	$10,910,000	$6,441,000

2015 ANNUAL MEETING

—	Stockholder proposals submitted for inclusion in the proxy statement for our 2015 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Act (which we refer to as the “Exchange Act”) must be received by us by January 13, 2015.

The proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2015 Annual Meeting but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us on or before March 29, 2015 and certain other conditions of the applicable rules of the Securities and Exchange Commission (which we refer to as the “SEC”) are satisfied.

PVH CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PVH CORP. to be used at the Annual Meeting of Stockholders, which will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Thursday, June 19, 2014, at 8:45 a.m., Eastern Daylight Savings Time, and at any adjournments thereof.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016-3903. The approximate date on which this Proxy Statement and the enclosed proxy card were first sent or given to stockholders was May 16, 2014.

Disclosures in this Proxy Statement generally pertain to matters related to our most recently completed fiscal year, which ended on February 2, 2014. References herein to “2013” refer to that fiscal year, as the fiscal year commenced in calendar 2013. Similarly, references to “2012,” “2014,” “2015” and “2016” are to our fiscal years that commenced or will commence in the referenced calendar year.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2014

Our Annual Report to Stockholders for our fiscal year ended February 2, 2014, this Proxy

Statement and all other proxy materials are available at http://www.pvhannualmeetingmaterials.com.

“Green” Initiative

As part of our Corporate Social Responsibility programs, we are advancing “green” practices to our external communications with investors. Instead of receiving future copies of our Annual Reports to Stockholders and proxy statements by mail, stockholders of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will give you faster delivery of the documents, save us the cost of printing and mailing, and enable us to lessen our environmental impact by allowing us to print and mail fewer copies of these materials.

If you are a stockholder of record, you may enroll in our electronic proxy delivery service at any time by going directly to www.proxyconsent.com/pvh and following the enrollment instructions. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information in the proxy materials provided to you by your bank or broker regarding the availability of this service.

VOTING INFORMATION

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Shares will be voted FOR the election of all of the nominees for director with respect to item (1) of the attached Notice of Annual Meeting of Stockholders and FOR the proposals set forth in items (2) and (3) of the Notice, if no directions are given in a valid proxy.

Stockholders vote by casting ballots (in person or by proxy), which are tabulated by the inspectors of elections. Abstentions and broker “non votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors, as they are not considered to be votes cast in the election and directors are elected by a majority of the votes cast. Broker “non votes” are not counted in the tabulations of the votes cast on proposals presented to stockholders because they are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker non vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Banks, brokers and other nominees have discretionary voting power only with respect to the ratification of the appointment of our auditor, as this is the only proposal considered to be a “routine” matter under New York Stock Exchange rules. We encourage all beneficial owners to vote their shares because banks, brokers and other nominees cannot vote on the other matters.

Common stockholders of record at the close of business on April 22, 2014, the record date set by the Board of Directors for the meeting, will be entitled to one vote for each share of our Common Stock then held. As of the record date, there were 82,274,987 shares of Common Stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

5% Stockholders

The following table presents certain information with respect to the persons who are known by us to be the beneficial owners of more than five percent of our Common Stock as of the record date for the meeting.

The persons listed below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class

The Vanguard Group, Inc.[1] 100 Vanguard Blvd. Malvern, PA 19355	5,455,299	6.6

Goldman Sachs Asset Management[2] 200 West Street New York, NY 10282	5,331,866	6.5

FMR LLC[3] 82 Devonshire Street Boston, MA 02109	4,917,946	6.0

BlackRock, Inc.[4] 40 East 52nd Street New York, NY 10022	4,381,768	5.3

[1]	The Vanguard Group, Inc. (“Vanguard”), an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act, may be deemed to be the beneficial owner of 5,455,299 shares of our Common Stock, including 133,745 shares with respect to which it has sole voting power, 5,332,254 shares of which it has sole dispositive power and 123,045 shares of which it has shared dispositive power. These amounts include the beneficial ownership by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, of 104,845 shares as a result of its serving as investment manager of collective trust accounts and the beneficial ownership by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, of 47,100 shares as a result of its serving as investment manager of Australian investment offerings. Information (other than percentage ownership) reported on the table and in this footnote is as of December 31, 2013 and is based on the Statement of Beneficial Ownership on Schedule 13G filed by Vanguard on February 12, 2014 with the SEC.

[2]	Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (which we refer to collectively in this Proxy Statement as “GSAM”), investment advisers in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act, may be deemed to be the beneficial owners of 5,331,866 shares of our Common Stock, including 4,493,202 shares with respect to which they have shared voting power and as to all 5,331,866 of which they have shared dispositive power. These amounts reflect the securities beneficially owned by certain operating units (collectively, the “GSUs”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (which we refer collectively to in this Proxy Statement as “GSG”). These amounts do not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the GSUs. The GSUs disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the GSUs or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the GSUs act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the GSUs. Information (other than percentage ownership) reported on the table and in this footnote is as of December 31, 2013 and is based on the Statement of Beneficial Ownership on Schedule 13G/A filed by GSAM on February 13, 2014 with the SEC.

[3]

Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,048,627 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has the sole power to dispose of the 4,048,627 shares owned by the funds. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 343,491 shares of our Common Stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of these 343,491 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the applicable fund’s Board of Trustees. Fidelity Management Trust Company, 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 25,755 shares or 0.032% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management Trust Company, each has sole dispositive power over these 25,755 shares and sole power to vote or to direct the voting of these 25,755 shares. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 2,026 shares of our Common Stock, beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 160,060 shares of our Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has dispositive power over 160,060 shares and sole power to vote or to direct the voting of 100,800 shares of our Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 302,587 shares of our Common Stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 302,587 shares and sole power to vote or to direct the voting of 194,377 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 35,400 shares of our Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis. Information (other than percentage ownership) reported on the table and in this footnote is as of December 31, 2013 and is based on the Statement of Beneficial Ownership on Schedule 13G/A filed by FMR LLC on February 14, 2014 with the SEC.

[4]	BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act, may be deemed to be the beneficial owner of 4,381,768 shares of Common Stock, including 3,666,953 shares with respect to which it has sole voting power and as to all 4,381,768 of which it has sole dispositive power. Information (other than percentage ownership) reported on the table and in this footnote is as of December 31, 2013 and is based on the Statement of Beneficial Ownership on Schedule 13G/A filed by BlackRock, Inc. on January 30, 2014 with the SEC.

Directors, Nominees for Director and Executive Officers

The following table presents certain information with respect to the number of shares of our Common Stock beneficially owned as of April 22, 2014 by the following persons:

—	Each of our directors.
—	Each of the nominees for director.
—	Our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers with respect to our most recently completed fiscal year, other than our Chief Executive Officer and Chief Financial Officer.
—	Our directors, the nominees for director and our executive officers, as a group.

Each of the persons named below has sole voting and investment power with respect to the shares listed as owned by him or her except as otherwise indicated below.

	Amount Beneficially Owned[1]	Percent of Class
Mary Baglivo	13,013	*
Brent Callinicos	0	–
Emanuel Chirico	410,387	*
Francis K. Duane	46,981	*
Juan R. Figuereo	1,912	*
Joseph B. Fuller	23,760	*
Fred Gehring	78,026	*
Margaret L. Jenkins	3,260	*
Bruce Maggin	47,239	*
V. James Marino	16,910	*
Helen McCluskey	17,793	*
Paul Thomas Murry	12,820	*
Henry Nasella	20,000	*
Rita M. Rodriguez	35,910	*
Edward R. Rosenfeld	0	–
Craig Rydin	17,695	*
Michael A. Shaffer	46,591	*
All directors, nominees for director and executive officers as a group (19 people)	886,227	1.1

*	Less than 1% of class.

[1]	The figures in the table are based upon information furnished to us by our directors, nominees for director and executive officers and upon our records. The figures include the shares held for the benefit of our executive officers in a trust for the PVH Stock Fund. The PVH Stock Fund is one of the investment options under our Associates Investment Plan, which is a defined contribution plan (a so-called “401(k)” plan) under the Employee Retirement Income Security Act of 1974, as amended. We refer to the Associates Investment Plan as the “AIP.” Participants in the AIP who make investments in the PVH Stock Fund may direct the vote of shares of Common Stock held for their benefit in the trust for the PVH Stock Fund.

As of the record date, the following persons have the right to cast votes equal to the following number of shares held in the trust for the PVH Stock Fund (which have been rounded to the nearest full share): Emanuel Chirico, 8,797 shares; Francis K. Duane, 750 shares; Michael A. Shaffer, 6,695 shares; and all of our directors, nominees for director and executive officers as a group, 19,953 shares.

The Trustee of the trust for the PVH Stock Fund has the right to vote shares in the trust that are unvoted as of two days prior to the meeting in the same proportion as the vote by all other participants in the AIP who have cast votes with respect to their investment in the PVH Stock Fund. The committee that administers the AIP makes all decisions regarding the disposition of Common Stock held in the trust for the PVH Stock Fund, other than the limited right of a participant to receive a distribution of shares held for his or her benefit. As such, the committee may be deemed to be a beneficial owner of the Common Stock held in the trust. Mr. Shaffer is a member of that committee. The figures in the table do not include shares in the trust for the PVH Stock Fund (other than applicable to Mr. Shaffer’s investment in the PVH Stock Fund) to the extent that, as a member of the committee, he may be deemed to have beneficial ownership of the shares held in the trust. There were 549,823 shares of Common Stock (0.7% of the outstanding shares) held in the trust for the PVH Stock Fund as of April 22, 2014.

The table also includes the following shares which each of the individuals and the group listed on the table have the right to acquire within 60 days of the record date upon the exercise of stock options granted to them: Emanuel Chirico, 380,400 shares; Francis K. Duane, 18,350 shares; Fred Gehring, 70,651 shares; Bruce Maggin, 25,000 shares; Paul Thomas Murry, 12,800 shares; Henry Nasella, 20,000 shares; Rita M. Rodriguez, 20,000 shares; Craig Rydin, 10,000 shares; Michael A. Shaffer, 35,400 shares; and all of our directors, nominees for director and executive officers as a group, 664,376 shares.

The table also includes the following shares of Common Stock that are subject to awards of restricted stock units made to the individuals and as a group, the restrictions on which will lapse within 60 days of the record date: Mary Baglivo, 1,123 shares; Margaret L. Jenkins, 1,123 shares; Bruce Maggin, 2,048 shares; V. James Marino, 1,123 shares; Helen McCluskey, 1,123 shares; Rita M. Rodriguez, 1,123 shares; Craig Rydin, 1,123 shares; Michael A. Shaffer, 464 shares; and all of our directors, nominees for director and executive officers as a group, 9,890 shares.

ELECTION OF DIRECTORS

Directors

Our Board of Directors has established 14 as the number of directors constituting the entire Board. This will be reduced to 12 effective at the conclusion of the meeting. All nominees elected as directors at the meeting will serve for a term of one year or until their successors are elected and qualified. All of the nominees were elected directors at last year’s Annual Meeting of Stockholders, other than Messrs. Callinicos and Rosenfeld, who became directors in March 2014. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The election of directors requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting. In determining whether a director nominee has received the requisite vote for election, abstentions and broker non votes will have no effect. Our Corporate Governance Guidelines provide that (i) a director who fails to be re-elected as a result of not obtaining a majority vote of stockholders must offer a letter of resignation for the Board of Directors’ consideration; (ii) the Board’s Nominating & Governance Committee must make a recommendation to the full Board on whether to accept or reject the resignation, or whether other action should be taken; and (iii) the Board must act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Our Corporate Governance Guidelines also provide that (x) the Committee and Board may consider any factors and other information that they consider appropriate and relevant to making their respective decisions; and (y) the director who tenders his or her resignation cannot participate in the Committee’s or Board’s decision.

The Board of Directors recommends a vote FOR the election of the 12 nominees named below. Proxies received in response to this solicitation will be voted FOR the election of the nominees unless otherwise specified in a proxy.

Name	Principal Occupation	Age	Year Became a Director

Mary Baglivo	Chief Marketing Officer/VP Global Marketing, Northwestern University	56	2007
Brent Callinicos	Chief Financial Officer, Uber Technologies Inc., an on-demand car service company	48	2014
Emanuel Chirico	Chief Executive Officer of the Company	57	2005
Juan R. Figuereo	Executive Vice President and Chief Financial Officer, NII Holdings, Inc., a provider of differentiated mobile communications in Latin America	58	2011
Joseph B. Fuller	Senior Lecturer in Business Administration, Harvard Business School; Founder, Joseph Fuller LLC, a business consulting firm	57	1991
Fred Gehring	Chief Executive Officer of Tommy Hilfiger and PVH International Operations	59	2010
Bruce Maggin	Principal, The H.A.M. Media Group, LLC, a media investment company	71	1987
V. James Marino	Retired Chief Executive Officer, Alberto-Culver Company, a personal care products company	63	2007
Henry Nasella	Partner and Co-Founder, LNK Partners, a private equity investment firm	67	2003
Rita M. Rodriguez	Former Senior Fellow, Woodstock Theological Center at Georgetown University	71	2005
Edward R. Rosenfeld	Chairman and Chief Executive Officer, Steven Madden, Ltd., a designer and marketer of fashion footwear and accessories	38	2014
Craig Rydin	Operating Partner, LNK Partners, a private equity investment firm; Former Chairman of the Board of Directors, Yankee Holding Corp.; Former Non-Executive Chairman, The Yankee Candle Company, Inc., a designer, manufacturer and branded marketer of premium scented candles	62	2006

Other Directors

The following directors were not nominated for re-election:

Name	Principal Occupation	Age	Year Became a Director

Margaret L. Jenkins	Founder and owner, Margaret Jenkins & Associates, a marketing and philanthropic services consulting firm; Former Senior Vice President and Chief Marketing Officer, Denny’s Corporation	62	2006
Helen McCluskey	Former President and Chief Executive Officer, The Warnaco Group, Inc., an apparel and swim product company that we acquired in February 2013	59	2013

Additional Information

Other Public Company Directorships

Several of our directors also currently serve as directors of other public companies:

—	Ms. Baglivo is a director of Host Hotels & Resorts, Inc.
—	Mr. Chirico is a director of Dick’s Sporting Goods, Inc.
—	Mr. Maggin is a director of Central European Media Enterprises Ltd.
—	Mr. Marino is a director of Office Depot, Inc.
—	Ms. McCluskey is a director of Signet Jewelers Limited.
—	Dr. Rodriguez is a director of Affiliated Managers Group, Inc.
—	Mr. Rosenfeld is a director of Steve Madden, Ltd.
—	Mr. Rydin is a director of priceline.com Incorporated.

Several of our directors held directorships at other public companies during the last five years:

—	Mr. Marino served at Alberto-Culver Company from 2006 to 2011 and at OfficeMax Incorporated from 2011 to 2013 (when it merged into Office Depot, Inc.).
—	Ms. McCluskey served at Warnaco from 2012 to 2013.
—	Dr. Rodriguez served at Ensco plc from 2003 to 2013.
—	Mr. Rydin served at Yankee Holding Corp. from 2001 to 2013.

Other Employment Information

Each of our directors has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, except:

—	Ms. Baglivo was Chairman and Chief Executive Officer of the Americas, Saatchi & Saatchi Worldwide, an advertising agency, from January 2008 to August 2012 and Chairman and Chief Executive Officer of Latin America and Multicultural at Saatchi and Saatchi from August 2012 to March 2013.
—	Mr. Callinicos was Vice President, Treasurer and Chief Accounting Officer of Google Inc., a global technology leader, from 2012 to September 2013 and Vice President and Treasurer of Google from 2007 to 2012.
—	Mr. Figuereo was Executive Vice President and Chief Financial Officer of Cott Corporation, a manufacturer of private label soft drinks, from 2007 to 2009, and Executive Vice President and Chief Financial Officer of Newell Rubbermaid, Inc., a consumer and commercial products company, from 2009 to 2012.
—	Mr. Fuller was Founder, Director and Vice-Chairman, Monitor Company LP, an international management consulting firm, from 1983 to 2012.[4]
—	Mr. Gehring, in addition to having served as Chief Executive Officer of Tommy Hilfiger B.V. since April 2006, was Chief Executive Officer of its subsidiary, Tommy Hilfiger U.S.A., Inc., from April 2006 to November 2009 and, from 1997 to April

4 On January 11, 2013, Deloitte Consulting LLP acquired all of the business of Monitor Company pursuant an agreement entered into on November 7, 2012. To help facilitate the acquisition, Monitor Company filed for bankruptcy protection on November 7, 2012 in Wilmington, Delaware and the sale was accomplished by means of a bankruptcy court-approved sale under the U.S. Bankruptcy Code.

2006, was the Chief Executive Officer of Tommy Hilfiger Europe B.V., which includes the period when it was a third party licensee of Tommy Hilfiger Licensing, LLC, the worldwide owner and licensee of the Tommy Hilfiger trademarks.

—	Mr. Maggin was Executive Vice President and Secretary of Media & Entertainment Holdings, Inc., a blank check company that sought acquisition opportunities, particularly in the entertainment, media and communications industries, from 2005 to 2009 and Treasurer of Media & Entertainment Holdings, Inc. from 2007 to 2009.
—	Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company from November 2006 to May 2011.
—	Ms. McCluskey was President and Chief Executive Officer of Warnaco from February 2012 to February 2013, was its Chief Operating Officer from September 2012 to February 2012 and served in several Group President positions at Warnaco from July 2004 to September 2010.
—	Dr. Rodriguez has also been self-employed in the field of international finance since 1999.
—	Mr. Rydin was Chief Executive Officer of Yankee Holding Corp. and The Yankee Candle Company, Inc. from 2001 to 2010.

Independence of Our Directors

The Board of Directors has determined the independence (or lack thereof) of each of the directors and nominees for director and, as a result thereof, concluded that a majority of our directors are independent, as required under the rules of the New York Stock Exchange, on which exchange our Common Stock is listed for trading. Specifically, the Board determined that Messrs. Chirico and Gehring, as officers of the Company, are not independent. The Board also determined that Dr. Rodriguez, Ms. Baglivo, Ms. Jenkins, Ms. McCluskey and each of Messrs. Callinicos, Figuereo, Fuller, Maggin, Marino, Nasella, Rosenfeld and Rydin are independent under Section 303A.02 of the New York Stock Exchange rules.

In making these independence determinations, the Board of Directors considered (i) whether a director had, within the last three years, any of the relationships under Section 303A.02(b) of the New York Stock Exchange rules with us which would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with us under Item 404 of Regulation S-K of the Exchange Act, which relates to transactions and relationships between directors and their affiliates, on the one hand, and us and our affiliates (including management), on the other, and (iii) the factors suggested in the New York Stock Exchange’s Commentary to Section 303A.02, such as a commercial, consulting and other relationships, or other interactions with management that do not meet the absolute thresholds under Section 303A.02 or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A.02(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and us and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his business organization interfered with the director’s business judgment. Messrs. Chirico and Gehring each had relationships with us that disqualify them from being independent under Section 303A.02 of the New York Stock Exchange rules. None of the other directors, except for Mr. Marino, had any relationship with us that required any further consideration.

The Board of Directors considered that Mr. Marino’s daughter is employed by us when making its independence decision with respect to him. In concluding that Mr. Marino is independent, the Board noted that his daughter’s annualized compensation is well below the threshold of $120,000 that would require disclosure under Item 404 of Regulation S-K.

No family relationship exists between any director or executive officer of the Company.

Experience, Qualifications, Attributes and Skills of Our Directors

The Nominating & Governance Committee considers a variety of factors in selecting our directors. These include a person’s qualification as independent under the New York Stock Exchange rules, as well as consideration of skills and experience in the context of the needs of the Board of Directors. Important factors considered by the Committee are a person’s understanding of our business, experience as a director of other public companies, leadership, financial skills, business experience and skills that are relevant to our operations and plans for growth and expansion and, for an existing director, his or her tenure and contributions made as a director of the Company.

The following sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that each of the nominees for director should continue to serve as a director:

—	Mary Baglivo brings to the Board valuable marketing, advertising and strategic planning expertise, developed during her professional career, including as Chief Marketing Officer/VP Global Marketing of Northwestern University and Chairman and Chief Executive Officer of several divisions at Saatchi & Saatchi Worldwide, an advertising agency.

—	Brent Callinicos is a CPA with extensive experience working in financial roles in public companies and working with public company boards. He has been a senior executive with the last three companies at which he has worked and served in several board advisory roles. He also brings experience in the corporate social responsibility area, including as a board member of EOS Climate, a leader in leveraging carbon markets to ensure the complete life cycle management of refrigerants.

—	Emanuel Chirico has extensive knowledge of the operational and financial aspects of the Company, acquired during his eight years as the Company’s Chief Executive Officer and six years as Chief Financial Officer. In addition, Mr. Chirico provides the Board with valuable insight into the Company’s business and management’s strategic vision.

—	Juan R. Figuereo has a strong background in finance and accounting (principally with large multi-national public companies), consumer goods and retail. His resume includes experience living and working in international markets where the Company has or is planning to expand operations. Mr. Figuereo has also considerable experience in brand building and driving innovation at established companies.

—	Joseph B. Fuller has extensive experience advising management with respect to strategy, corporate finance, governance and marketing, which he developed as a co-founder and executive of an international management consulting firm, and, as a professor at a renowned business school, has exposure to management principles used by leading businesses worldwide. In addition, Mr. Fuller brings to the Board his knowledge of channel management, pricing trends and pressures and innovation.

—	Fred Gehring has extensive senior executive leadership experience in the apparel industry, including more than 13 years of experience managing the global and European operations of Tommy Hilfiger as Chief Executive Officer. Mr. Gehring’s knowledge of the Tommy Hilfiger operations, as well as his experience in the apparel industry outside of the United States, provides valuable insight to the Board into the Tommy Hilfiger business in particular and the expansion of our other businesses in Europe.

—	Bruce Maggin has served as one of our directors for over 25 years. As a result, he has a deep understanding of our operations and strategy, as well as our financial reporting and internal controls through his stalwart service on our Audit Committee. Mr. Maggin brings to the Board financial, operational and development expertise, which he gained in various executive positions, most notably in the media industry. Mr. Maggin has also developed experience in the corporate social responsibility area through his membership on our Corporate Social Responsibility Committee.

—	V. James Marino, as the former President and Chief Executive Officer of Alberto-Culver Company, a large consumer products company, brings to the Board significant senior executive leadership experience in the consumer products industry, including internationally and in channels of distribution in which we have not traditionally had significant levels of business. In addition, his work on the Board of Directors of OfficeMax and Office Depot provides him with additional perspective on the retail landscape and proper governance for public companies.

—	Henry Nasella has significant management experience, gained in senior executive positions in publicly traded retail companies, including Staples and Star Markets, and as a partner in private equity firms. In addition, Mr. Nasella has extensive experience serving on boards of directors and board committees, including retail companies such as Staples, Denny’s and Au Bon Pain.

—	Rita Rodriguez has extensive international finance and policy-making experience, which she developed during her professional career and over 17 years as a full-time member of the Board of Directors of the Export-Import Bank of the United States, a presidential appointment. In addition, Dr. Rodriguez has expertise in financial reporting and internal controls as a result of her service on the audit committees of several public and private company boards of directors, including Affiliated Managers Group and Ensco.

—	Edward R. Rosenfeld brings over 15 years of experience focused on the retail, apparel and footwear industries. He has been part of the executive management team of Steven Madden since 2005, serving in finance and strategic planning roles before becoming Chief Executive Officer. Prior to joining Steven Madden, he was an investment banker in a mergers and acquisitions practice focused on the retail and apparel industries.

—

Craig Rydin has significant management and leadership experience, which he gained over 30 years in various executive positions in the consumer products and retail industry, including at companies like Yankee Candle, Campbell Soup, Godiva Chocolatier and Pepperidge Farm. In addition, Mr. Rydin has extensive experience serving on the audit and compensation committees of several public and private company boards of directors, including priceline.com, Fitness Connection and Au Bon Pain.

Diversity

Although the Nominating & Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider the diversity of its members and potential candidates in selecting new directors. This consideration includes the diversity of business and financial talents, skills, abilities and experiences, as well as the race, ethnicity and gender of qualified candidates. We are proud of the diversity of backgrounds that characterize our current Board of Directors and believe that the diversity that exists on the Board provides significant benefits to us.

Meetings

Our Corporate Governance Guidelines provide that each member of the Board of Directors is expected to use reasonable efforts to attend, in person, or by telephone or video conference, all meetings of the Board and of any committees of which they are a member, as well as the annual meeting of stockholders. All of the current members of the Board attended the 2013 Annual Meeting of Stockholders, other than Messrs. Callinicos and Rosenfeld, who were not directors at that time.

There were six meetings of the Board of Directors during 2013. All of the current directors who were directors during 2013 attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served during the fiscal year.

Our non-management directors meet regularly in executive sessions without management or the management directors. Mr. Nasella, our presiding director, presides at the executive sessions of the non-management directors.

Committees

The Board of Directors has standing Audit, Compensation, Nominating & Governance and Corporate Social Responsibility Committees. Each committee has a written charter adopted by the Board of Directors that is available free of charge on our website, www.pvh.com.

Audit Committee

The Audit Committee is currently composed of Messrs. Figuereo, Maggin (Chairman), Marino and Rosenfeld, each of whom, other than Messrs. Marino and Rosenfeld, served on the Committee for the entirety of 2013. Mr. Marino joined the Committee in June 2013 and Mr. Rosenfeld joined the Committee upon joining the Board in March 2014. Dr. Rodriguez served as a member of the Committee until June 2013. Each of Messrs. Figuereo, Maggin, Marino and Rosenfeld has been determined by the Board to be independent for purposes of audit committee service under the New York Stock Exchange’s listing standards and Rule 10A-3 of the Exchange Act and an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act.

The Audit Committee’s charter provides for the Committee to be composed of three or more directors all of whom must meet the independence requirements under the New York Stock Exchange rules and Rule 10A-3 of the Exchange Act. Pursuant to its charter, the Committee is charged with providing assistance to the Board in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitoring our financial reporting process and internal audit function, monitoring the outside auditing firm’s qualifications, independence and performance, and performing such other activities consistent with its charter and our By-laws, as the Committee or the Board deems appropriate. The Committee will also have such additional functions as are required by the New York Stock Exchange, the SEC and federal securities law. The Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditing firm.

The Audit Committee held eight meetings during 2013.

Compensation Committee

The Compensation Committee is currently composed of Ms. Baglivo and Messrs. Nasella (Chairman) and Rydin, each of whom served on the Committee for the entirety of 2013. Our Chief Executive Officer, Chief Financial Officer, Executive Vice President – Human Resources and General Counsel regularly attend and participate in meetings.

The Compensation Committee’s charter provides for the Committee to be composed of three or more directors. All Committee members must be independent under the rules of the New York Stock Exchange, and must qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee” directors under Rule 16b-3 under the Exchange Act. The Board has determined that all current members satisfy such requirements. The Committee is charged with discharging the Board of Director’s responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers” as defined under New York Stock Exchange rules and covers both “executive officers” and “officers” under the Exchange Act. The Committee also has overall responsibility for approving or recommending to the Board approval of and/or evaluating all of our compensation plans, policies and programs and is responsible for preparing the disclosure required by Item 407(e)(5) of Regulation S-K to be included in the proxy statement for each Annual Meeting of Stockholders.

The Compensation Committee has delegated limited authority to our Chief Executive Officer to make equity awards under our 2006 Stock Incentive Plan. Pursuant to this authority, the Chief Executive Officer may grant, on an annual basis, a maximum of 100,000 shares, with each stock option treated as one share and each restricted stock unit granted treated as two shares, and may grant up to 5,000 stock options and 2,500 restricted stock units to each grantee. However, the authority to grant equity awards to individuals whose compensation is set by the Committee, such as Section 16 officers and employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, rests with the Committee.

The Compensation Committee meets regularly throughout each year. Compensation decisions regarding the most recently completed fiscal year (e.g., determination of bonuses under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan and 2006 Stock Incentive Plan, as well as other performance-related bonuses) and the current fiscal year (e.g., establishing base salary, setting bonus and performance share unit targets and granting of option and restricted stock unit awards) are generally made at the meetings during the first quarter of the year. In addition, the Committee considers and approves at these meetings any new incentive compensation plans or arrangements that need to be approved by the Board and/or our stockholders. The other meetings are typically focused on reviewing our compensation programs generally and discussing potential changes to the program, including to address corporate governance and regulatory developments, as well as to address compensation issues relating to changes in executives and promotions among the executive ranks.

For 2013, the Compensation Committee engaged a compensation consultant, ClearBridge Compensation Group, to advise it on all matters related to the compensation of our Chief Executive Officer and the other executive officers and our compensation plans. The Committee has used ClearBridge as its adviser since 2009.

The Compensation Committee directs the compensation consultant, approves the scope of the compensation consultant’s work each year and approves the compensation consultant’s fees. The compensation consultant meets and works with the Committee, and the Chairman of the Committee, as well as with our Chief Executive Officer and our Executive Vice President – Human Resources, in developing each year’s compensation packages and any compensation plans to be considered by the Committee. The Committee identifies in advance of setting compensation for each year the aspects of the compensation program that it wishes to review and challenge in depth and instructs the compensation consultant to provide information, analysis and recommendations to the Committee. The composition and appropriateness of our peer group, the performance measures used to establish performance targets, performance cycles and payouts under our incentive compensation plans were the aspects of the program that were reviewed prior to setting 2013 compensation and awards. The Executive Vice President – Human Resources reviews drafts of the materials the compensation consultant prepares for distribution to the Committee to ensure the accuracy of our internal data and, together with our General Counsel, provides additional guidance to the Committee regarding applicable matters such as employee perceptions and reactions, legal and disclosure developments and the like. The compensation consultant is used primarily to compile peer data, prepare tally sheets, help identify the appropriate types and terms of incentive compensation plans and address developments in executive compensation. Additionally, the consultant is used to address specific issues identified by the Committee and assists the Committee in conducting an assessment of risk considerations in our compensation programs.

ClearBridge Compensation Group also advised the Board’s Nominating & Governance Committee on director compensation during 2013, which it has done since 2009.

We have established a policy that management will not retain the compensation consultant used by the Board or any of its committees for any purpose without first informing and obtaining the approval of the Compensation Committee. No such approval has been sought by management.

The Compensation Committee held seven meetings during 2013.

Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Ms. Jenkins and Messrs. Fuller (Chairman) and Nasella, each of whom, other than Mr. Nasella, served on the Committee for the entirety of 2013. Mr. Nasella joined the Committee in June 2013. Mr. Marino served as a member of the Committee until June 2013. The Nominating & Governance Committee’s charter provides for the Committee to be composed of three or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange. The Board has determined that all current members satisfy such requirement.

Pursuant to the charter, the Nominating & Governance Committee is charged with (1) assisting the Board of Directors by identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders, (2) recommending to the Board Corporate Governance Guidelines applicable to us, (3) overseeing the annual evaluation of the Board and (4) recommending to the Board director nominees for each committee.

The Nominating & Governance Committee will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

The Nominating & Governance Committee seeks and evaluates individuals qualified to become Board members for recommendation to the Board when and as appropriate. In evaluating potential candidates, and the need for new directors, the Committee may consider such factors, including, without limitation, professional experience and business, charitable or educational background, performance, age, service on other boards of directors and years of service on the Board, as the members deem appropriate.

The Nominating & Governance Committee held six meetings during 2013.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee is currently composed of Dr. Rodriguez (Chairperson), Mr. Callinicos, Ms. Jenkins, Mr. Maggin and Ms. McCluskey, each of whom, other than Mr. Callinicos and Ms. McCluskey, served on the Committee for the entirety of 2013. Ms. McCluskey joined the Committee upon joining the Board in February 2013 and Mr. Callinicos joined the Committee upon joining the Board in March 2014.

The Corporate Social Responsibility Committee’s charter provides for the Committee to be composed of two or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange. The Board has determined that all current members satisfy such requirement. The Committee is charged with acting in an advisory capacity to the Board and management with respect to policies and strategies that affect the Company’s role as a socially responsible organization.

The Corporate Social Responsibility Committee held three meetings during 2013.

Other Corporate Governance Policies

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines. The Guidelines address several key areas of corporate governance, including director qualifications and responsibilities, Board committees and their charters, the responsibilities of the presiding director, director independence, director access to management, director compensation, director orientation and education, evaluation of management, management development and succession planning, and annual performance evaluations for the Board. The Nominating & Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board to reflect new laws, rules and regulations and developing governance practices. The Guidelines are available free of charge on our website, www.pvh.com.

Leadership Structure of the Board

Currently, our Chief Executive Officer serves as Chairman of the Board of Directors. Our Corporate Governance Guidelines provide for the independent directors to elect annually one of the independent directors to serve as presiding director for any annual period that the Chief Executive Officer serves as Chairman. The Nominating & Governance Committee is responsible for nominating the director to serve in such role. Mr. Nasella currently serves as our presiding director.

The duties of the presiding director include the following:

—	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management and independent directors;

—	serving as liaison between the Chairman and the non-management and independent directors;

—	discussing with management and/or approving non-routine information sent to the Board;

—	reviewing and approving Board meeting agendas;

—	assuring that there is sufficient time for discussion of all agenda items;

—	having the authority to call meetings of the non-management and independent directors; and

—	if reasonably requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

The Board of Directors believes that no single leadership model is right for the Company and that whether the offices of Chief Executive Officer and Chairman should be combined or separate depends on the circumstances. Currently, the Board of Directors believes that combining these two roles, coupled with a presiding director with the duties described above, is the most effective leadership structure for us. Mr. Chirico’s combined role as Chief Executive Officer and Chairman has promoted unified leadership and direction for the Board and executive management and has allowed for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Mr. Chirico’s extensive knowledge of and tenure at the Company places him in a unique leadership role.

To assure effective independent oversight, the Board of Directors has adopted a number of governance practices, including:

—	requiring that the members of all key committees of the Board must be independent under the rules of the New York Stock Exchange;

—	holding executive sessions of the non-management directors after every Board meeting and, when not all non-management directors are independent, periodically, continuing these sessions with only the independent directors present; and

—	requiring a strong, independent, clearly-defined presiding director role (as discussed above).

Director Education

We encourage directors to pursue educational opportunities to enable them to better perform their duties and learn about emerging issues. In addition, we provide educational materials, including New York Stock Exchange materials, in-house education materials and outside publications, to directors on a regular basis. We have not budgeted or limited the amount to be spent on director education. Instead, we allow directors to determine the amount of education that they deem appropriate. In our Corporate Governance Guidelines, we strongly encourage directors to attend at least one external director education program per year.

Risk Oversight

The Board of Directors oversees the management of risks related to the operation of our business. As part of its oversight, the Board receives regular reports from members of senior management, including our Chief Risk Officer, who oversees our enterprise risk management program, our Director of Risk Management and Senior Vice President, Chief Auditor, members of our financial reporting group (including our Global Vice President, Tax) and our General Counsel. The Board also receives reports from management relating to our business continuity planning and risks associated with our business units and corporate functions when reviewing those units and functions.

The committees of the Board of Directors also oversee the management of risks that fall within their respective areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Chairperson of each committee reports on the applicable committee’s activities at each Board meeting and would have the opportunity to discuss risk management with the full Board at that time.

As required under its charter and by New York Stock Exchange rules, the Audit Committee discusses our policies with respect to risk assessment and risk management. As an extension of this role, the Audit Committee oversees the operation of our enterprise risk management program. On an annual basis, the Audit Committee receives an enterprise risk management report, identifying our most significant operating risks and the mitigating factors that exist to control those risks. The Audit Committee also meets privately on a regular basis with representatives of our independent auditors to discuss our auditing and accounting processes and management.

The Compensation Committee considers as part of its oversight of our executive compensation program the potential for risky behavior in connection with our executive compensation program and the incentives created by the compensation awards that it administers. The Committee receives a risk assessment from its compensation consultant that analyzes the risks represented by each component of our executive compensation program, as well as mitigating factors. We discuss this in further detail in this Proxy Statement under the heading “Risk Considerations In Compensation Programs.”

Code of Ethics; Code of Business Conduct and Ethics

We have a Code of Ethics for our Chief Executive Officer and our senior financial officers. In addition, we have a Code of Business Conduct and Ethics for our directors, officers and employees. These codes are posted on our website, www.pvh.com. We intend to disclose on our website any amendments to, or waivers of, the Code of Ethics that would otherwise be reportable on a current report on Form 8-K. Such disclosure would be posted within four business days following the date of the amendment or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon our review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from our officers and directors, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended February 2, 2014, except that Daniel Grieder, Chief Executive Officer of PVH Europe, failed to report timely on his Initial Statement of Beneficial Ownership of Securities on Form 3 (which was filed timely) his ownership of 8,010 shares of Common Stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee

Henry Nasella, Chairman

Mary Baglivo

Craig Rydin

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis explains our current compensation program for:

—	Emanuel Chirico, our Chairman and Chief Executive Officer

—	Michael A. Shaffer, our Executive Vice President and Chief Operating & Financial Officer

—	Francis K. Duane, Chief Executive Officer, Heritage Brands and North America Wholesale

—	Fred Gehring, Chief Executive Officer, Tommy Hilfiger and PVH International Operations

—	Paul Thomas Murry, Chief Executive Officer, Calvin Klein, Inc.

We refer to these five executive officers collectively as our “Named Executive Officers.”

Although this discussion and analysis is framed in terms of “our” (i.e., management’s) approach to compensation and speaks to actions taken by the Compensation Committee of the Board of Directors, our compensation program is a cooperative effort among management, the Committee and the full Board, with advice from an independent compensation consultant. This discussion and analysis reflects that cooperative effort.

Highlights of 2013 Performance and Executive Summary

Business Overview

We are one of the largest apparel and lifestyle companies in the world. Our brand portfolio consists of nationally and internationally recognized brand names, including the global designer lifestyle brands Calvin Klein and Tommy Hilfiger, as well as Van Heusen, IZOD, ARROW, Warner’s and Olga, which are owned brands, and Speedo, Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, MICHAEL Michael Kors, Michael Kors Collection, Chaps, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Ike Behar, Axcess, Jones New York and John Varvatos, which are licensed, as well as various other owned, licensed and private label brands.

2013 was a transformational year for us. Most significantly, we completed the acquisition of Warnaco early in the year, as a result of which we acquired certain rights to the Calvin Klein brands that we did not previously own or had licensed to Warnaco, as well as ownership of the Warner’s and Olga women’s intimates brands, and a perpetual license in North America and the Caribbean for the Speedo swim product brand. We also sold substantially all of the assets of our G.H. Bass & Co. business on the first day of our fourth quarter.

During 2013, our directly operated businesses in North America consisted principally of wholesale dress furnishings sales under our owned and licensed brands; wholesale men’s sportswear sales under our Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and ARROW brands; wholesale men’s and women’s jeanswear and underwear sales under our Calvin Klein brand; wholesale women’s intimate apparel sales under our Warner’s and Olga brands; wholesale swimwear, fitness apparel, swim accessories and related product sales under the Speedo brand; and the operation of retail stores, principally in outlet malls, under our Calvin Klein, Tommy Hilfiger, Van Heusen and IZOD brands and, through the end of the third quarter of 2013, the G.H. Bass & Co. and Bass brands. During 2013, our directly operated businesses outside of North America consisted principally of our Tommy Hilfiger International wholesale and retail businesses in Europe and Japan, our Calvin Klein wholesale and retail businesses in Europe, Asia and Latin America, and our wholesale Calvin Klein Collection business in Europe. Our licensing activities principally related to the licensing worldwide of our Calvin Klein and Tommy Hilfiger trademarks for a broad range of lifestyle products and for specific geographic regions.

We aggregate our six reportable segments into three main businesses: (i) Calvin Klein, which consists of our regional wholesale and retail businesses through which we sell apparel, accessories and related products under the Calvin Klein brands (Calvin Klein Collection, Calvin Klein (platinum label), Calvin Klein (white label), Calvin Klein Jeans and Calvin Klein Underwear) and the licensing of the Calvin Klein brands for a broad range of products and retail services; (ii) Tommy Hilfiger, which consists of our regional wholesale and retail businesses through which we sell apparel, accessories and related products under the Tommy Hilfiger brands (Tommy Hilfiger and Hilfiger Denim) and the licensing of the Tommy Hilfiger brands for a broad range of products; and (iii) Heritage Brands, which consists of our wholesale dress furnishings, sportswear, intimates and swim products businesses that sell products under our heritage and licensed brands, and our Van Heusen and Izod retail divisions.5

5 Our Bass division was part of the Heritage Brands business through the third quarter of 2013.

Messrs. Chirico, Shaffer and Duane received incentive award payouts for performance periods ending in 2013 based on our overall performance, while Messrs. Gehring and Murry received incentive award payouts based both on our overall performance and on the performance of the divisions within Tommy Hilfiger and Calvin Klein, respectively, for which they have responsibility.

2013 Performance

We had a strong year in 2013. Highlights include increases in earnings per share (7%5), earnings before interest and taxes (29%5) and revenue (36%6) over 2012. This performance was achieved despite the tremendous changes resulting from the Warnaco acquisition, unexpected hurdles in integrating the acquired Calvin Klein businesses and the volatile economic environment and consumer sentiment during the year, particularly in North America and Europe, our two biggest markets. The following charts show our earnings per share, revenue, and earnings before interest and taxes performance over the past three years:

In addition to the strong growth shown above, the charts below demonstrate that we outperformed our peer group for the 15-month period commencing immediately prior to the announcement of the Warnaco acquisition for total shareholder return (one-year period for revenues), and far outperformed the peer group for the two- and three-year periods ended 2013 in virtually all key performance metrics. We show performance on the first table below on both a one-year and 15-month basis in regards to two total shareholder return

6 On a non-GAAP basis, as reported in our earnings releases. The reconciliations to GAAP amounts appear on Exhibit A.

comparisons because we believe the 15-month comparison is more reflective of true performance, given that it shows growth from the time the Warnaco acquisition was announced.

Incentive Compensation Payouts

As a result of our strong performance in 2013 and for the two- and three-year performance periods ending in 2013:

—	annual cash bonuses were paid out between the target and maximum levels for all of our Named Executive Officers;
—	performance share unit awards for the two-year performance cycle ending in 2013 were earned between the target and maximum levels, although the payout of these awards remains subject to a one-year vesting requirement;
—	payouts of performance share unit awards granted under our “Growth Incentive Plan” for the three-year performance cycle ending in 2013 were at the maximum level for all of our Named Executive Officers, other than Mr. Gehring (who did not participate in the plan); and
—	a cash payout under the Tommy Hilfiger “Growth and Retention Incentive Plan” for the three-year performance cycle ending in 2013 was made to Mr. Gehring, who participated in this plan instead of the Growth Incentive Plan, between the target and maximum levels.

Compensation Program Highlights

The following are key actions taken by us in connection with our 2013 compensation program:

—	We increased the compensation for all of our Named Executive Officers using a combination of base salary increases (everyone other than Mr. Chirico), increases in annual performance-based bonus opportunity (Messrs. Duane and Murry), and increases in the levels of annual equity grants made (everyone other than Mr. Gehring), most significantly to take into account additional responsibilities assumed as a result of the Warnaco acquisition, as well as to take into account Company and individual performance, market compensation data for our updated peer group and our desired mix among salary and the various incentive-based pay elements.
—	We continued to use a time-based vesting condition (in addition to the performance-based vesting condition) for our performance share unit awards, so that payouts will occur at the end of three years rather than two years (see discussion on page 32).
—	We continued our general practice of setting performance targets for performance share unit awards that require performance in excess of the previous year’s performance to qualify for a payout.
—	We granted performance share unit awards in connection with a new “Growth and Retention Incentive Plan” (“GRIP II”) (see page 32) that we adopted to incentivize certain executives, including the Named Executive Officers, to oversee the smooth integration of the Warnaco businesses and the growth of those businesses consistently with the plans management prepared in connection with the acquisition. GRIP II awards cover a three-year performance cycle and are split between achievement of absolute stock price growth and the relative total shareholder return for the Company compared to that of other companies included in the S&P 500 Index at the time the awards were granted. These awards added additional performance measures to those previously used by us on incentive awards.

Additional Developments

The following changes in our arrangements with our Named Executive Officers and improvements to our compensation program have occurred, generally separately from the development of the 2013 compensation packages for our Named Executive Officers:

—	We entered into amended and restated employment agreements (and further amendments) with both Mr. Gehring and Mr. Murry. These agreements were entered into for succession planning purposes and provide for a reduction of their roles by July 1, 2016 and their retirement thereafter. See discussion on pages 44 and 45. In connection with the execution of these agreements, Mr. Gehring received a GRIP II award of performance share units that is larger than he might otherwise have received as it is also a replacement for equity awards he would otherwise have been expected to receive in 2014 and 2015, and Mr. Murry received an “upfront” grant of stock options that had the same purpose. We subsequently announced that Mr. Murry would be retiring as of the end of our current fiscal year. As a result, Mr. Murry will forfeit two-thirds of this upfront award.
—	We updated our Stock Ownership Guidelines in 2014 to require that our executive officers (and directors) hold 50% of the shares received upon the vesting or exercise of equity awards (as applicable), after the payment of taxes, until the ownership guidelines are met. See discussion on pages 22 and 57.
—	We amended our 2006 Stock Incentive Plan in 2014 to provide for “double trigger” change in control vesting. As a result, our 2014 and future equity awards, if assumed by an acquirer, generally will vest on the earlier to occur of their original vesting date and the termination of a participant’s employment (other than for cause or voluntarily without good reason) within two years of the change in control.

2013 Stockholder Vote On Executive Compensation Matters

We held a stockholder advisory vote to approve the compensation of our Named Executive Officers in June 2013. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of the votes cast in favor of this proposal (nearly identical to the result in 2012). We interpret these results, coupled with discussions that we have had from time to time with investors regarding compensation, as a validation of our pay-for-performance compensation program. As a result, we have retained our general approach to executive compensation. Nonetheless, the Compensation Committee continues to work with its independent compensation consultant to consider alternatives and intends to make changes to the program, both large and small, where it determines it appropriate. We hold this vote annually.

Compensation Philosophy, Objectives and Procedure

Our compensation program is a pay-for-performance model based upon the philosophy that we should incentivize our executive officers to improve our financial performance, profitably grow our businesses and increase stockholder value, and reward them only if they attain these objectives. While we include a competitive base salary as an element of our compensation program to provide steady and secure cash payments at a market competitive level, the bulk (69% to 90%) of each Named Executive Officer’s compensation package consists of short-term and long-term awards that pay out only if we achieve specific financial targets and equity awards that are linked to increases in stock value over time. See page 26 for further discussion on pay mix. The Compensation Committee’s independent compensation consultant analyzes and the Committee considers annually the potential for excessively risky behavior in connection with the performance-based awards we make to ensure that these incentives do not motivate the executive officers to take actions that are not in the long-term best interests of the Company and its stockholders. See “Risk Considerations In Compensation Programs” on page 56.

The Compensation Committee undertakes annually a comprehensive review of our compensation program. This includes keeping abreast of regulatory changes, following marketplace developments and analyzing practices within our peer group. This effort is intended to ensure that our practices are consistent with stockholder interests and continue to enable us to recruit, retain and motivate qualified employees.

Independent Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain a compensation consultant and outside advisors at the Company’s expense. In 2013, the Compensation Committee retained ClearBridge Compensation Group to advise it on all matters related to the compensation of our executive officers and our compensation plans. ClearBridge is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to retain or terminate ClearBridge and to approve the consultant’s fees and other retention terms. ClearBridge also advises, and reports directly to, the Nominating & Governance Committee on non-employee director compensation matters. ClearBridge provides no other services to the Company.

The Compensation Committee has reviewed the independence of ClearBridge in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee and for the Nominating & Governance Committee is independent and does not raise any conflict of interest.

Executive Compensation Practices

We believe that certain executive compensation practices are more consistent with our stockholders’ interests than others. The table below highlights certain practices that we have maintained or adopted and others that we have avoided or have eliminated because we believe doing so is in the interests of our stockholders:

Things We Do	Things We Do Not Do

    Most compensation components are subject to our performance and the performance of our Common Stock.

    Named Executive Officer compensation is heavily weighted towards long-term components.

    Change in control arrangements and equity awards[7] are “double trigger,” meaning that severance is paid and awards only vest on an accelerated basis if the executive’s employment is terminated without cause or for good reason within two years after the change in control.

    Awards under our incentive plans are capped to discourage executives from engaging in risky behavior.

    Our stock ownership guidelines require our Chief Executive Officer to hold Common Stock with a value equal to six times his annual base salary. Our other executive officers must hold Common Stock with a value equal to their respective annual base salaries.

    Executive officers who are not incompliance with their ownership guideline must hold 50% of the shares they receive upon the vesting or exercise of awards (after the payment of taxes) until they are.

    Our insider trading policy prohibits our Named Executive Officers from pledging our securities, holding them in a margin account and engaging in hedging or similar transactions.[8]

    Our annual risk assessment is designed to confirm that our executive compensation program does not create incentives for our executives to take inappropriate risks.

    All of our incentive compensation plans include clawback provisions.

     Pension and welfare benefits and perquisites are not a significant part of our Named Executive Officers’ compensation.

     Named Executive Officers do not receive significant additional benefits that differ from benefits provided to all other employees.[9]

     Named Executive Officer employment agreements do not provide for tax gross-ups and do not include long-term compensation in the formula for calculating severance payments.

     We do not reprice underwater options.

     We do not provide any special benefits or compensation, such as posthumous equity awards or severance pay, upon the death of a Named Executive Officer, with one exception.[10]

Compensation Components

Compensation packages for our executive officers typically include the following:

—	short-term components consisting of base salary and a performance-based annual cash bonus;

—	long-term components consisting of time-based stock options, time-based restricted stock units (with a performance condition for tax deductibility), and performance-based cash or stock awards; and

—	health and welfare plans and similar standard benefits.

7 For awards granted in 2014 and going forward.

8 The restrictions apply to all officers (as defined under the Exchange Act) and all directors, among others.

9 Messrs. Chirico and Duane participate in a capital accumulation program, which is a non-qualified defined benefit plan, and Messrs. Chirico, Shaffer, Duane and Murry participate in the Executive Medical Insurance Plan, which is an enhanced medical plan. See page 40.

10 Mr. Gehring’s estate receives a payment equal to three months’ base salary upon his death, if he is employed by us at that time. This was a term of his employment at the time of the Tommy Hilfiger acquisition that we agreed to continue.

We consider both objective and subjective factors in formulating individual compensation packages. Examples of these factors include job responsibility; individual, business unit and corporate performance; potential for advancement; tenure with the Company; compensation of comparable executives at peer group companies; internal pay equity; and the recommendations of management.

Administration of Compensation Programs

The Compensation Committee annually establishes the individual compensation packages for all of our Named Executive Officers.

On a program-wide basis, the Compensation Committee considers matters such as the composition of our peer group; the mix of compensation (e.g., cash versus equity, time-based versus performance-based incentives, fixed versus at-risk components, etc.); the performance measures and payouts utilized with incentive awards; and the need to amend, extend or replace plans due to the upcoming expiration of existing plans, stock availability, developments in the field of incentive compensation or other reasons. We use generally accepted types of plans and awards that provide clear accounting treatment and are understandable to stockholders and executives alike. Our plans are designed to be flexible in their application so that we can develop compensation packages with the appropriate mix of awards on appropriate terms.

In establishing the program for a year, the Compensation Committee also considers the various elements of our executive compensation packages, including whether to increase salaries in general or for specific executives; whether to change potential payouts as a percentage of salary; and whether to alter the mix between cash and equity compensation or among different types of equity compensation. This review also addresses issues of setting targets under our incentive plans and whether an individual executive’s performance, promotion or change in circumstances warrant changes to his or her compensation package that are different from the other executives as a group.

Management, principally Mr. Chirico and the Executive Vice President – Human Resources, reports to the Compensation Committee and the compensation consultant on executive performance, particular business issues facing an executive or his or her division, and management’s views on the efficacy of and incentives behind the compensation program. This insight helps the Committee establish performance goals, adjust salaries, award additional incentive compensation and take other related actions. Additionally, Mr. Chirico discusses his own compensation with the Chairman of the Committee and during Committee meetings. The Committee and the compensation consultant then work with management to develop specific packages for the senior executives for whom the Committee has responsibility. Any significant changes to the overall program are first presented by the Committee to, and approved by, the independent members of the Board. The independent members of the Board also review annually Mr. Chirico’s proposed compensation package, generally prior to its approval by the Committee, and approve any material changes in his compensation arrangements.

Performance targets based on corporate performance are typically measured on a non-GAAP basis. The Compensation Committee determines at the time it establishes the targets certain types of expenses, costs and other matters (such as acquisition costs and related restructuring and integration costs, as well as changes in accounting rules that occur after the awards are made) that it believes should not affect the calculation of the achievement of a performance goal. Similarly, divisional performance targets typically exclude corporate allocations, costs associated with corporate initiatives, start-up ventures or other matters that management recommends to the Committee not to be considered when measuring performance.

The performance targets discussed in this Proxy Statement all include adjustments and exclusions of the type discussed in the preceding paragraph. These adjustments and exclusions may differ from those used by management when providing guidance and discussing results, particularly as a year progresses and unanticipated items are incurred, and as a multi-year performance cycle progresses and specific items are identified, actual costs are quantified and unanticipated items are incurred. As a result, the earnings per share results and targets discussed in the incentive compensation sections that follow differ from, or may not in the future be in alignment with, our reported earnings.

Mr. Gehring’s compensation package is structured somewhat differently than the other Named Executive Officers due to a number of factors, including the arrangements with him that were in place (and we agreed to assume) when we acquired Tommy Hilfiger in 2010, his large ownership interest in our Common Stock as a result of shares he received in exchange for his ownership interests in Tommy Hilfiger and because he is employed by a foreign subsidiary, so certain terms included in equity awards made to the other Named Executive Officers to provide for their deductibility under the Code are not included in his awards, as there is no benefit to us. Accordingly, not all of the discussion regarding our Named Executive Officers pertains to him.

Industry Peer Group

The Compensation Committee considers a study compiled by the compensation consultant of compensation packages for executives in an industry peer group, generally culled from public filings and published compensation benchmark surveys, as part of its review when considering compensation packages. On an annual basis, the consultant identifies companies involved in the wholesale or retail of apparel and related products that use similar channels of distribution and are of a comparable size to us and the Committee reviews, considers and approves the group. The peer group is used to provide market context for compensation decisions, both because these are the companies with which we compete for executive talent and it helps the Committee assess the reasonableness of our compensation packages.

We analyzed our peer group composition in 2013 and removed Guess?, Inc. and The Jones Group Inc., both of which no longer had revenues and a mix of business comparable to that of ours. We also removed Warnaco, as we acquired it. Our peer group for 2013 consisted of public companies with businesses meeting the parameters described above that had revenues for their most recently completed fiscal year between approximately 50% and 200% of our annual revenue.

Abercrombie & Fitch Co.	Estee Lauder Companies Inc.	Nordstrom, Inc.
Avon Products, Inc.	Hanesbrands Inc.	Ralph Lauren Corporation
Burberry Group plc	L Brands, Inc.	The Gap, Inc.
Coach, Inc.	Levi Strauss & Co.	V.F. Corporation
Esprit Holdings Limited	Luxottica Group S.p.A.

Use of Tally Sheets

We use tally sheets when reviewing the compensation packages for our Named Executive Officers. The tally sheets cover prior year compensation and proposed compensation for the then-current year, including all elements of cash compensation, incentive compensation, perquisites and benefits. They also cover eight different termination of employment scenarios, including termination with or without cause or for good reason, voluntary termination, normal and early retirement, death, disability, termination after a change in control and termination for cause. The termination scenarios include up to 12 elements of compensation applicable to the relevant executive, including severance pay and value receivable under cash incentive, equity, pension, savings and deferred compensation plans.

The tally sheets illustrate compensation opportunities and benefits and quantify payments and other value an executive would receive in various termination of employment scenarios, meaning they show full “walk away” values. As such, they enable the Compensation Committee to see and evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of retirement, change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements and plans in light of “best practices” and emerging trends.

Target Compensation

In setting individual compensation packages for the Named Executive Officers, we start with the median of the applicable peer group executives for each executive insofar as his compensation is concerned. We then take into consideration for each executive the individual factors that go into establishing compensation packages (see discussion on page 23), the desire to pay compensation that reflects the extended period of significant growth we have experienced and the fact that the comparisons are often inexact, as the roles of our executive officers do not always correspond with the named executive officers at our peer companies.

When establishing annual compensation for our Named Executive Officers, the Compensation Committee considers the following as constituting total potential compensation:

—	base salary;

—	annual performance bonus potential;

—	potential value to be received under performance-based long-term incentive awards; and

—	stock option and restricted stock unit grant values.

When making the awards of annual performance bonuses and long-term incentives, the Committee establishes a threshold goal (performance below which no payout would be made), target goal and maximum goal (performance above which no additional payout would be made). Inasmuch as annual performance bonus and long-term incentive awards are dependent upon, and vary with, our performance, the value of these awards, as well as each Named Executive Officer’s total compensation, is considered at threshold, target and maximum levels. For this purpose, stock option grants are valued using the Black-Scholes-Merton option pricing methodology. We do this to provide a consistent comparison to the value of stock option grants made to executives at the companies in our peer group, which the compensation consultant values using the same methodology. Restricted stock units are valued based on the market price of our Common Stock.

At the beginning of each fiscal year, we compare the potential total compensation that a Named Executive Officer can earn to the most comparable executives at the companies in our peer group.

At the end of each fiscal year, we calculate the total compensation paid or expected to be paid to our Named Executive Officers for that fiscal year and compare that amount to the total compensation paid to such comparable executives.

The following charts are the benchmarking comparisons for the 2013 actual total cash compensation and actual total compensation of each of our Named Executive Officers. “Total cash compensation” consists of salary and bonus, and “total compensation” consists of salary, bonus, the value of stock option and restricted stock unit grants made in 2013 and the value of the payouts received from long-term incentive awards for performance cycles ending in 2013. Consistent with the charts on page 20 that show that our strong performance for 2013 and the two- and three-year periods then ended as compared to our peer group, on an overall basis, compensation paid to our Named Executive Officers generally exceeded the median total cash and total compensation of their peer group counterparts, with variation occurring for the reasons discussed above.

Internal Pay Equity

We do not have a policy regarding internal pay equity but we do review compensation levels to ensure that appropriate internal pay equity exists. In some cases, there are differences in the compensation packages awarded to our Named Executive Officers, such as differences in the percentage of base salary payable under our incentive awards. These differences are largely the result of benchmarking but also reflect the Named Executive Officer’s seniority, relative pay, tenure in his position and similar considerations. With these exceptions, our policies and decisions relating to our Named Executive Officer compensation packages are substantially identical.

The following charts show the ratios of Mr. Chirico’s target total direct compensation to that of the next highest paid executive officer and to that of the other Named Executive Officers for each of the past three years:

Allocation Among Compensation Components

Our compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components so that we have flexibility in developing appropriate compensation packages. Generally, we would like salaries to approximate the median for the peer group and the majority of the other compensation components to be subject to our performance and the performance of our Common Stock and to be at-risk. The chart below shows the mix of these elements for each of our Named Executive Officer’s 2013 compensation package.

We believe that the pay mix for each of our Named Executive Officers is appropriate for our Company and as compared to our peer group. The values attributed to bonuses and long-term incentives (which for our Named Executive Officers in 2013 consisted of grants of stock options (0% to 19%), restricted stock units (0% to 14%), “annual” performance share units (0% to 29%) and GRIP II awards (14% to 52%)) for purposes of the chart are based on the target performance level and would represent a lower percentage of total compensation at threshold performance levels and a higher percentage at maximum performance levels. The differences in the mix of components among our Named Executive Officers is largely attributable to job responsibility, with Mr. Chirico’s compensation package being the most heavily weighted towards long-term incentives, as well as succession planning when it comes to the use of only a GRIP II award for Mr. Gehring.

Timing of Equity Awards

Our equity award policy provides that the annual equity grant to our senior executives, including our Named Executive Officers, generally will be approved by the Compensation Committee at a meeting held during the period commencing two days after the public release of the prior year’s earnings results and ending two weeks prior to the end of the first fiscal quarter of the current year. Equity awards may be made to our Named Executive Officers outside of the annual grant process in connection with a promotion, assumption of new or additional duties or other appropriate reason. All such grants to our Named Executive Officers must be approved by the Committee and generally will be made on the first business day of the month following the effective date of the precipitating event. The Committee retains the discretion not to make grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time, such as if they are in possession of material non-public information. Additionally, the Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances, such as changes in accounting and tax regulations, warrant making a grant at such other times.

Key Elements of Compensation

Base Salaries

Purpose. We pay base salaries to provide our executive officers with a stable and secure source of income at a market-competitive level in order to retain and motivate these individuals.

Considerations. Base salaries are reviewed annually and decisions to grant an increase are based upon our overall performance and expected performance, the performance of each individual executive officer, and the performance of the executive’s division (for operational executives), as well as upon market considerations, peer data and other factors the Compensation Committee believes to be relevant. Examples of these other factors include time between salary increases, promotion (and, if applicable, the base salary of the predecessor in the position), expansion of responsibilities, advancement potential, and the execution of special or difficult assignments. Additionally, the Committee takes into account the relative salaries of our Named Executive Officers. No specific weight is attributed to any of the factors; the Committee considers all factors and makes a subjective determination, based upon the experience of its members, the information and analysis provided by the compensation consultant and the recommendations of Mr. Chirico (other than for himself) and the Executive Vice President – Human Resources.

2013 Decisions and Analysis. We increased the annual base salaries of our Named Executive Officers in 2013 as follows:

Name	2012 Base Salary	2013 Base Salary	Increase from Prior Year (%)
Mr. Chirico	$1,350,000	$1,350,000	—
Mr. Shaffer	$700,000	$800,000	14.3
Mr. Duane	$975,000	$1,025,000	5.1
Mr. Gehring	€892,500	€950,000	6.4
Mr. Murry	$950,000	$1,000,000	5.3

Salary increases for our Named Executive Officers were generally based on the executive officers’ performance during 2012 and expected performance in 2013, additional responsibilities assumed as a result of the Warnaco acquisition, and, most significantly in the case of Mr. Shaffer, peer data.

Short-Term Incentives

Performance Incentive Bonus Plan

Purpose. The purpose of our Performance Incentive Bonus Plan is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of overall Company performance or divisional performance goals, as appropriate. The Plan allows for goals to be set based upon numerous performance criteria, but, to date, the Compensation Committee has chosen to set targets based on our earnings per share or the earnings of our businesses during the applicable year because the Committee believes these goals support our strategic business objectives, are easily understood by participants, and are aligned with the creation of stockholder value.

Considerations. Bonuses under our Performance Incentive Bonus Plan for Messrs. Chirico, Shaffer and Duane for 2013 were based solely on the annual earnings per share goal for the Company as a whole. The earnings per share goal at target was based on the budget approved by the Board at the beginning of the year, with the other goals based off of target.

Bonus compensation in the case of Mr. Gehring for 2013 was 67% based on the annual earnings before interest and taxes goals for the entire Tommy Hilfiger business and 33% based on the same annual earnings per share targets for the Company as were established for other Named Executive Officers. Bonus compensation in the case of Mr. Murry for 2013 was based 50% on the annual earnings before interest and taxes goals for the Calvin Klein licensing and North America, Asia and Latin America retail divisions and 50% on the same annual earnings per share targets for the Company as were established for other Named Executive Officers. The divisional earnings goals at target are the budgeted earnings included in the annual budget approved by the Board, with the other goals based off of target. Mr. Gehring’s divisional bonus for 2012 was based on the performance of the Tommy Hilfiger International division; his divisional bonus for 2013 was based on that of the entire Tommy Hilfiger business to reflect that the North America business reported directly to him in 2013 (and had not in 2012). Mr. Murry’s 2013 divisional bonus included results for our Calvin Klein Asia and Latin America retail divisions, which were added to his divisional responsibilities as a result of the Warnaco acquisition.

2013 Decisions and Analysis. The Compensation Committee established targets for 2013 for our Named Executive Officers participating in our Performance Incentive Bonus Plan in May 2013. The 2013 earnings per share targets and the percentages by which the targets increased from 2012 earnings per share were as follows:

Threshold Earnings Per Share ($)	Increase From Prior Year EPS (%)	Target Earnings Per Share ($)	Increase From Prior Year EPS (%)	Maximum Earnings Per Share ($)	Increase From Prior Year EPS (%)
6.58	0	6.95	5	7.65	16

The earnings per share goals set forth above reflected our expectation of the benefits to be obtained as a result of the Warnaco acquisition, along with expenses that we would incur in connection with the integration of the Warnaco businesses.

The 2013 performance range was consistent with the range that we used in 2012. Specifically:

—	the minimum level of performance required for a payout was 95% of the target level, versus 91% in 2012; and

—	the level of performance required for the maximum payout was 110% of the target level, versus 109% in 2012.

Our 2013 earnings per share of $7.12 represented an 8% increase over 2012 earnings per share. As a result, each of our Named Executive Officers earned the portion of their bonuses attributable to our 2013 corporate earnings between the target and maximum levels.

The potential payouts (as a percentage of base salary) and actual payouts (as a percentage of base salary and in dollars) were as follows with respect to Messrs. Chirico, Shaffer and Duane, the Named Executive Officers who received payouts based solely on our annual corporate earnings:

Name	Threshold (%)	Target (%)	Maximum (%)	Actual (%)	Actual ($)
Mr. Chirico	75	150	300	186.4	2,516,805
Mr. Shaffer	37.5	75	175	99.3	794,320
Mr. Duane	37.5	75	175	99.3	1,017,723

We increased the potential payouts at the threshold, target and maximum levels in 2013 for Mr. Duane from 30%, 60% and 150%, respectively, as part of the decision to increase his compensation package to reflect additional responsibilities assumed as a result of the Warnaco acquisition. Based on peer data and other factors, we determined that a portion of this increase should be at risk. We did not change Messrs. Chirico’s and Shaffer’s potential payouts because we thought the levels were appropriate.

Messrs. Gehring and Murry were eligible to receive bonus payouts based upon our total corporate earnings and the earnings of the business divisions for which each had overall responsibility during 2013 (i.e., the entire Tommy Hilfiger business for Mr. Gehring and

Calvin Klein licensing and North America, Asia and Latin America retail divisions for Mr. Murry). The 2013 divisional targets, which were based on earnings, are set forth below:

Name	Threshold	Target	Maximum
Mr. Gehring	€373,538,000	€394,368,000	€434,808,000
Mr. Murry	$255,000,000	$276,616,000	$313,000,000

Mr. Gehring received a bonus payout between target and maximum based on the aggregate earnings of €404,640,000 of our Tommy Hilfiger business and Mr. Murry received a bonus payout between target and maximum based on the aggregate earnings of $309,131,000 of our Calvin Klein licensing and North America, Asia and Latin America retail divisions. Messrs. Gehring and Murry also received payouts between target and maximum levels with respect to the portion of their bonuses attributable to our total corporate earnings.

The potential payouts (as a percentage of base salary) and actual payouts (as a percentage of base salary and in applicable currency) for these executives were as follows:

Name	Earnings Component	Threshold (%)	Target (%)	Maximum (%)	Actual (%)	Actual
Mr. Gehring	Company	25	50	100	62.1	€ 590,330
	Divisional	50	100	200	125.4	1,191,300
	Total	75	150	300	187.5	€ 1,781,630
Mr. Murry	Company	18.75	37.5	87.5	49.6	$ 496,400
	Divisional	18.75	37.5	87.5	82.2	821,800
	Total	37.5	75	175	131.8	$1,381,200

We increased the potential payouts at the threshold, target and maximum levels for Mr. Murry in 2013 from 30%, 60% and 150%, respectively, in 2012, as part of the decision to increase his compensation package to reflect additional responsibilities assumed as a result of the Warnaco acquisition. Based on peer data and other factors, we determined a portion of this increase should be at risk. We did not change Mr. Gehring’s potential payouts because we thought the levels were appropriate.

Other Bonuses

The Compensation Committee from time to time awards incentive and performance-related bonuses for undertaking additional duties, accomplishing specific projects, achieving specific benefits for the Company, such as special efforts or accomplishments in connection with a transaction or a corporate initiative, or on other incentive or performance-related factors. The Committee has the authority to place restrictions, such as a vesting period, on any bonus it awards to a Named Executive Officer. We did not pay any bonuses to our Named Executive Officers in 2013, other than under the Performance Incentive Bonus Plan.

Long-Term Incentives

Stock Options and Restricted Stock Units

Purpose. We make annual grants of stock options and restricted stock units to our Named Executive Officers in order to align their interests with those of our stockholders. The value of these awards is at-risk.

Considerations. Generally, the stock options we grant may not be exercised until the first anniversary of the grant date and become fully exercisable in equal annual installments through the fourth anniversary of the grant date. These stock options typically remain exercisable during employment until the tenth anniversary of the grant date. We believe that stock options provide an incentive to recipients to increase stockholder value over the long term, as the maximum benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years. Moreover, we believe that stock options have the potential to deliver more value to an executive than restricted stock units.

Restricted stock units generally vest in increments of 25%, 25% and 50% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after the vesting date. We grant restricted stock units because we believe that while stock options provide a greater incentive to increase our stock price, restricted stock units better reflect the interests of stockholders, as both increases and decreases in our stock price have the same effect on holders of restricted stock units as they do on stockholders. Additionally, they serve as a constant incentive, regardless of fluctuations in stock price. We start the vesting for restricted stock units later than we do for stock options because restricted stock units provide holders with value immediately upon vesting, regardless of the stock price, and we believe that the later start better aligns employees’ interests with those of longer-term stockholders and provides an effective retention tool.

We target 60% of the overall value of the annual equity awards granted to our Named Executive Officers to be in the form of options and 40% to be in the form of restricted stock units. We believe that the use of both options and restricted stock units is consistent with our compensation philosophy, as each aligns our executives with stockholder interests in different ways. We put more value into stock options because we believe that options better capture pay-for-performance by providing a reward only if our stock price increases.

2013 Decisions and Analysis. During 2013, we granted both stock options and restricted stock units to our Named Executive Officers, other than Mr. Gehring. We granted stock options at increased values from 2012 to Messrs. Chirico, Duane and Murry and granted restricted stock units at increased values from 2012 to Messrs. Chirico and Duane. We decided to increase the compensation packages for these individuals due to Company and individual performance, as well as additional responsibilities assumed as a result of the Warnaco acquisition, and decided to allocate a portion of these increases to equity award values based upon market compensation data and our desired mix among salary and incentive-based pay elements.

Mr. Murry received an annual grant of stock options consistent with his 2012 award. In addition, we made an upfront stock option grant to Mr. Murry as consideration for him entering into an amended and restated employment agreement that provides for his transition out of his current position over the following three years and his retirement thereafter. The upfront grant was intended to replace awards that Mr. Murry would otherwise have been expected to receive in 2014 and 2015 and the new agreement specifically provides that he will not receive further awards during 2014 or 2015. The upfront grant is scheduled to vest in equal annual installments through the third anniversary of the grant date to take into consideration the timeline put in place for Mr. Murry’s retirement and is not subject to accelerated vesting upon retirement. Mr. Murry will forfeit two-thirds of this award as a result of the decision to accelerate his retirement. See discussion on page 45.

Mr. Gehring did not receive an annual grant of stock options or restricted stock units. Instead, we granted him a GRIP II award of performance share units (see discussion on page 33) that was larger than might otherwise have been made to take into consideration the transition plans that were put into place in connection with his new amended and restated employment agreement (see discussion on page 44) and the importance of Mr. Gehring overseeing a smooth transition of leadership within our European organization, including the integration of the European Calvin Klein operation into an organization that had previously only been responsible for operation of a mono-brand (Tommy Hilfiger only) business.

In addition to the time-based criteria for vesting, the annual restricted stock unit awards granted to the Named Executive Officers (other than Mr. Gehring) during 2013 were also made subject to a performance-based condition that is intended to satisfy the conditions for the deductibility of the awards under Section 162(m) of the Code. Specifically, the awards required us to achieve $150,000,000 of adjusted net income for any of 2013, 2014, 2015 or 2016. “Adjusted net income” for any of the above fiscal years refers to our net income for the applicable year, adjusted by the applicable automatic adjustments to the performance goals for such year. Automatic adjustments are established by the Compensation Committee in accordance with Section 162(m). We achieved the required level in 2013. As a result, each of these officers will vest in his award, assuming he remains employed by us through each of the vesting dates, which end in 2017.

Performance-Based Awards

Purpose. We make performance-based long-term incentive awards to our Named Executive Officers under our Long-Term Incentive Plan and our 2006 Stock Incentive Plan. The Long-Term Incentive Plan is cash-based, while awards under the 2006 Stock Incentive Plan are made in the form of performance share units (which pay out in shares of our Common Stock). The purpose of these long-term awards is to provide compensation that is at-risk and contingent on the achievement of the selected performance criteria over an extended period. Performance share units have an additional link to performance in that their value will increase if our stock price is higher at the end of the performance cycle than it was on the grant date (and will decrease if the stock price is lower). These awards

(whether cash or equity) also have retentive value because they only pay out if the participant remains employed for the performance cycle, subject to certain exceptions.

Considerations. The performance-based long-term incentive awards that we have made have required us to achieve certain performance targets during a period of two or three years, although they can cover shorter or longer periods (but not less than 12 months). The Compensation Committee’s decision to grant cash or stock awards depends on the factors it considers appropriate. The length of the cycles established has depended, in part, on the general state of the economy and its impact on our ability to plan our business over an extended period, as well as our business and strategic objectives. While the performance goals always require significant performance over the performance cycles based on the facts known at the time the awards are made, the Compensation Committee can use shorter cycles when longer range forecasts are impractical and potentially unreasonable.

The Compensation Committee can choose from an extensive list of performance measures to evaluate performance but, until 2013, had only used cumulative earnings growth as measured by cumulative earnings per share targets and, in most cases, average return on equity over the applicable performance cycle. Earnings per share was the principal component of all awards through 2013, as it was viewed by us as the best measure of performance, with the best alignment of interest with stockholders. However, average return on equity has been used in connection with performance-based long-term incentive awards to place an emphasis on the efficient use of the assets provided by stockholders and ensure an acceptable performance level. As discussed below with respect to the GRIP II awards, we have added absolute stock price growth and relative total shareholder return to gauge performance.

We granted GRIP II performance share unit awards in 2013 to incentivize certain executives, including the Named Executive Officers, to oversee the smooth integration of the Warnaco business and the growth of those businesses consistently with management’s plans developed in connection with the acquisition. The performance measures used for these awards are absolute stock price growth and total shareholder return as compared to the total shareholder return of the companies included in the S&P 500 Index at the time the award was made. The financial measures cover a three-year performance cycle.

Potential payouts of performance share unit awards are determined by taking the applicable monetary amounts (often based on a percentage of base salary at target) and converting the amount to a number of shares based on the value of our Common Stock when the award is granted. Payouts for performance at a level between goals is typically proportionate between the two payouts established for each of the goals but can be on any basis established by the Compensation Committee.

2013 Decisions and Analysis – New Awards

Annual Grant of Performance Based Long-Term Incentive Awards

All of our Named Executive Officers, other than Mr. Gehring, received awards of performance share units in 2013 with respect to a performance cycle covering 2013 and 2014. The earnings per share growth targets for the performance cycle are as follows:

Threshold Cumulative Earnings Per Share ($)	Compound Growth (%)	Target Cumulative Earnings Per Share ($)	Compound Growth (%)	Maximum Cumulative Earnings Per Share ($)	Compound Growth (%)
14.19	5.0	15.05	9.2	16.45	15.7

These goals are presented solely for the purpose of describing our compensation program. They are not management’s estimates of results or other guidance. Investors should not apply these goals to other contexts.

The awards for the performance cycle covering 2013 and 2014 did not include average return on equity as an additional performance measure because, as discussed above, return on equity is not a key measure of performance for the Company. Instead, in order to add an additional, more relevant measure of our performance, we made the GRIP II awards subject to absolute stock price growth and relative total shareholder return performance, with 50% of the awards being subject to each of those measures. We believe that the earnings per share targets on the 2013-2014 performance cycle awards, coupled with the stock price growth and total shareholder return targets on the three-year performance cycle GRIP II awards, together provide for a combination of performance measures that are better aligned with our long-range business objectives and creating stockholder value than earnings per share alone or coupled with return on equity.

Mr. Gehring did not receive an award of performance share units in 2013. He had not received them historically because he had held substantial ownership of our Common Stock at the time grants were made and it was determined that no grant was needed to incentivize Mr. Gehring in the same manner as our other Named Executive Officers. Mr. Gehring’s stock ownership had been significantly reduced when 2013 “annual” performance share unit awards were made to the other Named Executive Officers but his GRIP II award was considered as a more appropriate alternative based upon the considerations discussed above on page 30.

The following table shows the potential payouts in shares of our Common Stock that were established when the performance goals were set and the grant date values of the payouts:

	Shares (#)			Grant Date Values ($)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Chirico	16,515	33,030	74,316	1,895,427	3,790,853	8,529,247
Mr. Shaffer	1,087	2,173	4,346	124,755	249,395	498,790
Mr. Duane	870	1,739	3,477	99,850	199,585	399,055
Mr. Murry	870	1,739	3,477	99,850	199,585	399,055

The grants to Messrs. Duane and Murry provide approximately the same potential payout levels as the performance share unit awards granted in 2012. Potential payout levels for the performance share unit awards granted to Messrs. Chirico and Shaffer in 2013 were greater than the awards made in 2012. We decided to increase the potential payouts as part of the improved compensation packages developed for these individuals due to Company and individual performance, as well as additional responsibilities assumed as a result of the Warnaco acquisition and determined to allocate a portion of the improved compensation packages to performance share unit awards based upon market compensation data and our desired mix among salary and incentive-based pay elements.

Consistent with recent years, we used a two-year performance cycle for 2013. We feel that continued uncertainty with the global economy makes it difficult to gauge financial performance over an extended period and that two years is an appropriate measure of performance over time. However, as we did for the 2012 performance share unit awards, the 2013 performance share unit awards include a one-year time vesting period following the two-year performance cycle. This has both retentive effect and aligns interests with stockholders, as the value of shares earned but not vested will continue to fluctuate with increases and decreases in our stock price. In addition, we made GRIP II awards, which cover stock performance over a three-year period.

GRIP II Awards

The Compensation Committee made awards of performance share units to 95 of our senior-level executives, including all of the Named Executive Officers, under a program that we refer to as the Growth and Retention Incentive Plan. We use the moniker “GRIP II” to distinguish it from a similarly named plan put in place in connection with our 2010 acquisition of Tommy Hilfiger. These awards were made to incentivize these executives to oversee the smooth integration of the Warnaco businesses and the growth of those businesses consistently with the plans management prepared in connection with the acquisition.

The awards made under this program are subject to a three-year performance cycle covering the second quarter of 2013 through the first quarter of 2016. One-half of each executive’s award is subject to achievement of absolute stock price growth and the other half is subject to our total shareholder return relative to the total shareholder return of the other companies included in the S&P 500 Index at the time the awards were made. The performance levels to receive a payout for each performance measure are as follows:

	Threshold	Target	Maximum
Compound Annual Growth in Stock Price (%)	5	12.5	20
Relative Total Shareholder Return (Percentile)	35th	50th	80th

These goals are presented solely for the purpose of describing our compensation program. They are not management’s estimates of results or other guidance. Investors should not apply these goals to other contexts.

The following table shows the potential payouts in shares of Common Stock that were established when the performance goals were set and the grant date values of the payouts:

	Shares (#)			Grant Date Values ($)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Chirico	24,300	48,600	97,200	2,995,461	5,990,922	11,981,844
Mr. Shaffer	6,100	12,200	24,400	751,947	1,503,894	3,007,788
Mr. Duane	6,100	12,200	24,400	751,947	1,503,894	3,007,788
Mr. Gehring	40,500	81,000	162,000	4,992,435	9,984,870	19,969,740
Mr. Murry	6,100	12,200	24,400	751,947	1,503,894	3,007,788

Mr. Gehring received the largest GRIP II award, as it was made in anticipation of his entering into his amended and restated employment agreement, which provides for his transition to a reduced role no later than July 1, 2016 and his eventual retirement. See discussion on page 44. The award takes into account that Mr. Gehring did not receive in 2013 an annual grant of stock options or restricted stock units or a two-year performance cycle performance share unit award and that his new agreement provides that he will not receive any additional equity awards in 2014 or 2015. The GRIP II award is intended to incentivize Mr. Gehring to oversee a smooth transition of leadership within our European organization, including the integration of the European Calvin Klein operation into an organization that had previously only been responsible for operation of a mono-brand (Tommy Hilfiger only) business, and the growth of the Warnaco businesses consistently with the plans developed in connection with the Warnaco acquisition.

Payouts of Performance Share Unit Awards for 2012 – 2013 Performance Cycle

All of our Named Executive Officers, except Mr. Gehring, received performance share unit awards for the two-year performance cycle ended February 2, 2014. These performance share unit awards include a one-year time vesting period following the performance cycle. The earnings per share growth targets with respect to this performance cycle were as follows:

Threshold Cumulative Earnings Per Share ($)	Compound Growth (%)	Target Cumulative Earnings Per Share ($)	Compound Growth (%)	Maximum Cumulative Earnings Per Share ($)	Compound Growth (%)
11.99	7.5	13.31	15	15.14	25

The average return on equity goals for the performance cycle were 12.0% at threshold, 13.5% at target and 15.0% at maximum.

Our earnings per share and average return on equity for the performance cycle were $13.56 and 14.45%, respectively, reflecting our strong performance in 2012 and 2013. As a result, so long as the time-based vesting requirements are met, our Named Executive Officers will receive payouts between target and maximum levels, as follows:

	Shares (#)
Name	Threshold	Target	Maximum	Actual
Mr. Chirico	15,940	31,880	71,728	41,282
Mr. Shaffer	1,125	2,249	4,498	2,780
Mr. Duane	1,125	2,249	4,498	2,780
Mr. Murry	1,125	2,249	4,498	2,780

Payouts of Growth Incentive Plan Awards

The Compensation Committee made awards of performance share units in 2010 to all of our non-Tommy Hilfiger senior executives under a program that we referred to as the Growth Incentive Plan. These awards were made in connection with the Tommy Hilfiger acquisition to incentivize these executives to achieve the benefits of the acquisition and create stockholder value.

All of our Named Executive Officers, other than Mr. Gehring, received awards of performance share units under this program, which had a performance cycle covering the second quarter of 2010 through the first quarter of 2013. The earnings per share growth targets were as follows:

Threshold Cumulative Earnings Per Share ($)	Target Cumulative Earnings Per Share ($)	Maximum Cumulative Earnings Per Share ($)
12.55	13.67	15.51

Our strong performance during the performance cycle resulted in $17.20 earnings per share for the cycle, resulting in payouts at maximum levels to our Named Executive Officers who participated in the Growth Incentive Plan.

Potential and actual payouts (which were based on a percentage of base salary at the time of the grant) in shares of Common Stock were as follows:

	Shares (#)
Name	Threshold	Target	Maximum	Actual
Mr. Chirico	24,415	48,830	97,660	97,660
Mr. Shaffer	9,766	19,532	39,064	39,064
Mr. Duane	9,766	19,532	39,064	39,064
Mr. Murry	9,766	19,532	39,064	39,064

Payouts of Tommy Hilfiger Growth and Retention Incentive Plan

Mr. Gehring participated in a bonus pool established for Tommy Hilfiger senior executives in connection with our acquisition of Tommy Hilfiger that was intended to incentivize the executives to remain in Tommy Hilfiger’s employment and grow the business. The bonus pool was €50 million ($63.6 million based on exchange rates at the time of the transaction) of which 25% would be paid out at threshold, 50% would be paid out at target and 100% would be paid out at maximum. The performance measure for the pool was based upon the earnings before interest, taxes, depreciation and amortization (EBITDA) of the Tommy Hilfiger business for the three-year period following the acquisition.

Payouts under the Tommy Hilfiger bonus pool were equal to a percentage of a participant’s share of the bonus pool based on the achievement of the EBITDA goals agreed upon with Tommy Hilfiger management, as reviewed with the Compensation Committee and the Board and approved as part of the transaction. The EBITDA of the Tommy Hilfiger business was selected as the basis for payouts under the bonus pool because it was determined that EBITDA was the best proxy for the contribution of the Tommy Hilfiger business to our corporate earnings.

The Tommy Hilfiger three-year EBITDA targets under the plan were as follows:

Threshold EBITDA	Target EBITDA	Maximum EBITDA
€761,900,000	€802,000,000	€962,400,000

Our strong performance during the performance cycle included Tommy Hilfiger achieving three-year EBITDA of €922,300,000, resulting in a payout to Mr. Gehring between target and maximum levels. The potential and actual payouts to Mr. Gehring were as follows:

Threshold	Target	Maximum	Actual
€1,250,000	€2,500,000	€5,000,000	€4,375,000

Other Benefits

Our Named Executive Officers, except Mr. Gehring, participate in our Pension Plan, Supplemental Pension Plan, AIP, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan. Mr. Gehring participates in the Zwitserleven Pensioen Plan (a defined contribution plan of our PVH B.V. (formerly known as Tommy Hilfiger B.V.) subsidiary). In addition, Messrs. Chirico and Duane are parties to capital accumulation program agreements with the Company. See “Executive Compensation – Pension Benefits,” “Executive Compensation – Non-qualified Deferred Compensation” and “Executive Compensation – Summary Compensation Table” for a description of these programs.

We believe that the benefits offered under our pension and welfare plans serve a different purpose than do the other components of compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on compensation and years of service. Benefits offered to our executive officers are similar to those that are offered to the general employee population, with some variation to promote tax efficiency and replace benefit opportunities lost due to regulatory limits.

Perquisites are limited and generally consist of discounts in our retail stores available to all employees and, in certain cases, clothing allowances and gym memberships. We also own a car and employ a driver who drives executives and provides other work services (such as messenger services). We “acquired” this perquisite as part of the Tommy Hilfiger acquisition and decided to continue to offer the driver’s services. Although the majority of the driver’s services (and, therefore, the costs associated with a car) are for business purposes, we do allow Mr. Chirico to use the service for personal purposes, generally his daily commute, as we believe this service enables him to be more productive during this time. Mr. Gehring is also allowed certain personal use of the car and driver, as it was a service provided to him prior to the acquisition. Additionally, as part of certain of our marketing activities, including sponsorships of the National Football League’s New York Giants and the National Basketball Association’s Brooklyn Nets, we have a limited number of tickets to all events at the Barclay’s Center and to New York Giants football games at MetLife Stadium (including use of suite). These are provided at no cost to us and may, at times, be used personally by our Named Executive Officers, as they are available to all of our employees on a non-discriminatory basis. We also own rights to suites at Amsterdam Arena (home of Ajax Amsterdam, a team in the Eredivisie, the top soccer league in the Netherlands) and MetLife Stadium for the New York Jets, as well as a box for the United States Tennis Association’s U.S. Open. Although primarily used for business purposes, tickets to the suites and box may on occasion be used personally by employees of the Company, including our Named Executive Officers.

Employment Agreements and Severance

We have employment agreements with our Named Executive Officers that provide them with severance benefits. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that might appear to them to be less risky absent these arrangements. These agreements include restrictive covenants, including non-competition and non-solicitation covenants, in favor of us in exchange for the severance benefits. We believe that these covenants provide us with significant value in prohibiting our executives from competing against us, using our confidential information, and hiring our best talent if they wish to leave our employment.

The employment agreements also provide for severance payments to be made after a change in control. These change in control benefits mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the Company, particularly when it appears that the services of the executive officers may not be required by the acquiring company. The change in control severance arrangements for our Named Executive Officers are “double trigger,” meaning that severance payments are not awarded upon a change in control unless the executive’s employment is terminated involuntarily (other than for cause) or voluntarily for good reason within the two-year period following the transaction. We believe this structure strikes a balance between the incentives and the hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company following a change in control. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant severance payments in connection with such a transaction whether or not they are offered continued employment.

The compensation consultant has advised us that our employment agreements provide benefits that are generally “market,” particularly within our industry peer group.

The employment agreements for our Named Executive Officers can be found as follows:

Name	Description	SEC Filing
Emanuel Chirico

Second Amended and Restated Employment Agreement

First Amendment to Second Amended and Restated Employment Agreement

Second Amendment to Second Amended and Restated Employment Agreement

Third Amendment to Second Amended and Restated Employment Agreement

— Annual Report on Form 10-K for the fiscal year ended February 1, 2009, Exhibit 10.15

— Quarterly Report on Form 10-Q for the period ended May 2, 2010, Exhibit 10.1

— Quarterly Report on Form 10-Q for the period ended August 1, 2010, Exhibit 10.6

— Current Report on Form 8-K filed January 28, 2011, Exhibit 10.1

Michael A. Shaffer	Second Amended and Restated Employment Agreement First Amendment to Second Amended and Restated Employment Agreement	— Annual Report on Form 10-K for the fiscal year ended February 1, 2009, Exhibit 10.30 — Current Report on Form 8-K filed January 28, 2011, Exhibit 10.2

Fred Gehring	Amended and Restated Employment Agreement Amendment to Amended and Restated Employment Agreement	— Quarterly Report on Form 10-Q for the period ended August 4, 2013, Exhibit 10.4 — Annual Report on Form 10-K for the fiscal year end February 2, 2014, Exhibit 10.33

Francis K. Duane	Second Amended and Restated Employment Agreement First Amendment to Second Amended and Restated Employment Agreement Second Amendment to Second Amended and Restated Employment Agreement

— Annual Report on Form 10-K for the fiscal year ended February 1, 2009, Exhibit 10.19

— Quarterly Report on Form 10-Q for the period ended May 2, 2010, Exhibit 10.3

— Current Report on Form 8-K filed January 28, 2011, Exhibit 10.3

Paul Thomas Murry	Third Amended and Restated Employment Agreement Amendment to Third Amended and Restated Employment Agreement	— Quarterly Report on Form 10-Q for the period ended August 4, 2013, Exhibit 10.3 — Current Report on Form 8-K filed March 25, 2014, Exhibit 10.1

Change In Control Provisions In Equity Plans and Awards

Under the terms of stock option, restricted stock unit and performance share unit awards granted prior to 2014, any unvested awards would vest upon the completion of certain transactions that would result in a change in control. This vesting feature, which had been included in our 2006 Stock Incentive Plan since it was first approved by stockholders and was most recently re-approved by stockholders in 2012, was in place because we believed that utilizing a single event to vest awards provided a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. While we continue to believe we had a sound basis for granting these so-called “single trigger” awards, we recognize that “best practices” is considered to be granting awards on a “double trigger” basis, requiring a termination of employment prior to a participant receiving a payout of his or her award. After considering the benefits and negative aspects of both approaches, we determined in 2014 to change our grant practices and provide for vesting of awards after a change in control (provided they are assumed by the acquirer) upon the earlier of the original vesting date or a termination of employment (other than for cause or voluntarily without good reason) within two years of the change in control (i.e., double trigger). All awards will generally maintain their original terms, provided that any awards with performance conditions will be deemed to have the performance condition satisfied or achieved at target level, as applicable, and will be treated thereafter as a time-based award.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The deductibility limit, which applies to a company’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, is $1 million, subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his compensation exceeds the deductibility limit. Compensation paid or received under our Performance Incentive Bonus Plan, our Long-Term Incentive Plan and our 2006 Stock Incentive Plan (other than solely time-based restricted stock and restricted stock units) is generally intended to satisfy the requirements for full deductibility. Nonetheless, the Compensation Committee recognizes that in certain instances it may be in our best interest to provide compensation that is not fully deductible and has done so when it deemed it to be appropriate, including with respect to Mr. Chirico’s and Mr. Duane’s base salaries.

Stock Ownership

All of our Named Executive Officers are in compliance with our stock ownership guidelines (described on page 22) as of the date of this Proxy Statement. Our guidelines provide that if an executive officer is not in compliance, then he or she must hold 50% of the shares received upon the vesting or exercise of equity awards (after payment of taxes) until the executive’s applicable guideline is satisfied.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes the 2011, 2012 and 2013 compensation data for our Named Executive Officers.

Name and Principal Position	Years of Service [1]	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards [2] ($)	Option Awards [3] ($)	Non- Equity Incentive Plan Compensation [4] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings [5] ($)	All Other Compensation [6] ($)	Total ($)
Emanuel Chirico, age 57 Chairman and Chief Executive Officer, PVH Corp.	20	2013	1,350,000	0	11,306,878	2,522,000	2,516,805	479,714	188,963	18,364,360
		2012	1,316,667	0	3,957,287	1,879,317	3,645,000	1,378,139	191,738	12,368,148
		2011	1,250,000	0	1,992,145	0	3,750,000	1,307,017	188,405	8,487,567
Michael A. Shaffer, age 51 Executive Vice President and Chief Operating & Financial Officer, PVH Corp.	23	2013	775,000	0	2,203,365	660,764	794,320	110,721	70,574	4,614,744
		2012	700,000	0	649,293	665,676	1,085,000	322,864	66,356	3,489,189
		2011	600,000	0	509,626	618,800	1,050,000	319,012	63,268	3,160,706
Francis K. Duane, age 57	15	2013	1,012,500	0	2,153,555	716,248	1,017,723	356,722	83,738	5,340,486
Chief Executive Officer, Heritage Brands and North America Wholesale, PVH Corp.		2012	975,000	0	599,310	665,676	1,287,000	765,110	67,377	4,359,473
		2011	900,000	500,000	529,348	603,925	337,500	830,126	40,768	3,741,667
Fred Gehring, age 59 [7]	17	2013	1,245,130	0	9,984,870	0	8,193,243	N/A	185,623	19,608,866
Chief Executive Officer, Tommy Hilfiger and PVH International Operations		2012	1,131,820	0	627,357	1,043,163	3,042,870	N/A	180,404	6,025,614
		2011	1,179,885	0	686,083	1,178,100	3,539,655	N/A	193,615	6,777,338
Paul Thomas Murry, age 63	17	2013	987,500	0	2,003,529	1,688,004	1,318,200	232,935	60,190	6,290,358
Chief Executive Officer, Calvin Klein, Inc.		2012	933,333	0	499,345	442,431	884,450	698,112	74,130	3,531,801
		2011	900,000	0	419,419	413,525	1,350,000	673,976	73,539	3,830,459

[1]	This column represents service with us by each of our Named Executive Officers, including service, with respect to Messrs. Gehring and Murry, with companies we acquired and their predecessors. It is not the same as their credited service for pension plan purposes.

[2]	The Stock Awards column represents the aggregate grant date fair value of restricted stock units and performance share units granted to each of our Named Executive Officers in the fiscal year listed. These are multi-year awards that will be paid out in future years if performance objectives or service requirements are met. The column includes the full grant date value of each award in accordance with SEC rules but we expense the cost over the applicable performance cycle. The value for Mr. Gehring in 2013 is for his GRIP II award, which is subject to a three-year performance cycle and is also an upfront award that replaces awards that might otherwise have been granted to him in 2014 and 2015. See discussion on page 33.

The following table sets forth for each of our Named Executive Officers the breakdown of restricted stock units and performance share units awarded for the listed fiscal years.

Name	Fiscal Year	Restricted Stock Units ($)	Performance Share Unit Awards ($)	Total Stock Awards ($)
Emanuel Chirico	2013	1,525,103	9,781,775	11,306,878
	2012	1,135,269	2,822,018	3,957,287
	2011	N/A	1,992,145	1,992,145
Michael A. Shaffer	2013	450,076	1,753,289	2,203,365
	2012	450,212	199,081	649,293
	2011	360,194	149,432	509,626
Francis K. Duane	2013	450,076	1,703,479	2,153,555
	2012	400,229	199,081	599,310
	2011	350,058	179,290	529,348
Fred Gehring	2013	N/A	9,984,870	9,984,870
	2012	627,357	N/A	627,357
	2011	686,083	N/A	686,083
Paul Thomas Murry	2013	300,050	1,703,479	2,003,529
	2012	300,264	199,081	499,345
	2011	240,129	179,290	419,419

The fair value of restricted stock units is equal to the closing price of our Common Stock on the date of grant multiplied by the number of restricted stock units granted. With the exception of the performance share units granted during the second quarter of 2013, the fair value of performance share units is equal to the closing price of our Common Stock on the date of grant, reduced for the present value of any dividends expected to be paid on our Common Stock during the performance cycle, as the performance share units do not accrue dividends prior to being earned. The performance share units granted during the second quarter of 2013 are subject to market conditions. The fair value of such awards was established on the grant date using the Monte Carlo simulation model, which was based on the following assumptions:

Grant date fair value per performance share unit	$123.27
Risk-free interest rate	0.34%
Dividend yield	0.13%
Expected Company volatility	38.67%

The number of performance share units included in the total fair value calculation is the target value set in the award agreement, as such amount represents the probable number of shares that will vest as of the date of grant. For the performance share units granted during the second quarter of 2013, we record expense ratably over the vesting period based on the target number of awards regardless of whether the market condition is satisfied because the awards are subject to market conditions. The fair values of the performance share unit awards at the maximum performance payout level (other than the performance share units granted during the second quarter of 2013, which are reflected at the target level for the reason mentioned above) on the date of grant were:

Name	2013	2012	2011
Emanuel Chirico	$14,520,169	$6,349,363	$4,482,397
Michael A. Shaffer	2,002,684	398,163	298,793
Francis K. Duane	1,902,949	398,163	358,580
Fred Gehring	9,984,870	N/A	N/A
Paul Thomas Murry	1,902,949	398,163	358,580

[3]	The Option Awards column represents the aggregate grant date fair value of stock options granted to each of our Named Executive Officers in the fiscal year listed. The fair value of each award is estimated as of the grant date using the Black-Scholes-Merton option valuation model. Mr. Murry’s August 1, 2013 award was intended as an upfront award to replace awards that he otherwise would have been expected to be granted in 2014 and 2015. Mr. Murry will be retiring on February 1, 2015 and will forfeit two-thirds of this award as a result. See discussion on pages 30 and 45.

The following summarizes the assumptions used to estimate the fair value of stock options granted in the fiscal year listed:

	2013	2012	2011
Weighted average grant date fair value per option	$52.26	$40.59	$29.75
Weighted average risk-free interest rate	1.12%	1.20%	2.65%
Weighted average dividend yield	0.13%	0.16%	0.23%
Weighted average Company volatility	45.24%	45.16%	44.34%
Weighted average expected option term, in years	6.21	6.25	6.25

[4]	The compensation reported in this column includes payouts under our Performance Incentive Bonus Plan and our Tommy Hilfiger Growth and Retention Incentive Plan as detailed in the table below. The value for Mr. Gehring in 2013 includes cash payouts under the Performance Incentive Bonus Plan for 2013 and the Tommy Hilfiger GRIP for a three-year performance ending in 2013. See pages 33-35. Cash awards are recognized under SEC rules in the year earned, in contrast to multi-year equity awards, which are recognized in the year granted. See discussion in footnote 2 above regarding Mr. Gehring’s 2013 GRIP II award.

		Performance	Tommy Hilfiger	Total Non-Equity
		Incentive	Growth and Retention	Incentive Plan
	Fiscal	Bonus Plan	Incentive Plan	Compensation
Name	Year	($)	($)	($)

Emanuel Chirico	2013	2,516,805	N/A	2,516,805
	2012	3,645,000	N/A	3,645,000
	2011	3,750,000	N/A	3,750,000

Michael A. Shaffer	2013	794,320	N/A	794,320
	2012	1,085,000	N/A	1,085,000
	2011	1,050,000	N/A	1,050,000

Francis K. Duane	2013	1,017,723	N/A	1,017,723
	2012	1,287,000	N/A	1,287,000
	2011	337,500	N/A	337,500

Fred Gehring	2013	2,370,993	5,822,250	8,193,243
	2012	3,042,870	N/A	3,042,870
	2011	3,539,655	N/A	3,539,655

Paul Thomas Murry	2013	1,318,200	N/A	1,318,200
	2012	884,450	N/A	884,450
	2011	1,350,000	N/A	1,350,000

[5]	The amounts reported in this column consist of the changes in values under our Pension Plan, our Supplemental Pension Plan and each Named Executive Officer’s capital accumulation program agreement, if any, as follows:

Name	Fiscal Year	Change in Pension Plan Value ($)	Change in Supplemental Pension Plan Value ($)	Change in Capital Accumulation Program Value ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings † ($)

Emanuel Chirico	2013	24,455	379,812	75,447	479,714
	2012	67,426	1,174,434	136,279	1,378,139
	2011	94,557	1,138,626	73,834	1,307,017

Michael A. Shaffer	2013	11,525	99,196	N/A	110,721
	2012	58,729	264,135	N/A	322,864
	2011	83,761	235,251	N/A	319,012
Francis K. Duane	2013	25,652	160,706	170,364	356,722
	2012	59,772	483,756	221,582	765,110
	2011	78,918	564,303	186,905	830,126

Fred Gehring	2013	N/A	N/A	N/A	N/A
	2012	N/A	N/A	N/A	N/A
	2011	N/A	N/A	N/A	N/A
Paul Thomas Murry	2013	42,652	190,283	N/A	232,935
	2012	63,038	635,074	N/A	698,112
	2011	75,552	598,424	N/A	673,976

†	Additional information regarding our Pension Plan, our Supplemental Pension Plan and our capital accumulation program is included in this section under the Pension Benefits table and under the heading “Defined Benefit Plans.”

[6]	All Other Compensation includes perquisites and payments or contributions required to be made by us under our AIP, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan.

In 2013, we made contributions under our AIP and our Supplemental Savings Plan in the amounts of $151,125 for Mr. Chirico; $57,117 for Mr. Shaffer; $70,281 for Mr. Duane; and $26,534 for Mr. Murry. In 2012, the amounts of the contributions were $153,292 for Mr. Chirico; $53,792 for Mr. Shaffer; $54,813 for Mr. Duane; and $40,500 for Mr. Murry. In 2011, the amounts of the contributions were $151,225 for Mr. Chirico; $50,725 for Mr. Shaffer; $28,225 for Mr. Duane; and $40,500 for Mr. Murry. In 2013, 2012 and 2011, we also contributed $185,623, $180,404 and $193,615, respectively, to the Zwitserleven Pensioen Plan (a Tommy Hilfiger defined contribution plan) for Mr. Gehring.

Our Executive Medical Reimbursement Insurance Plan covers eligible U.S.-based senior executives, including our U.S.-based Named Executive Officers, for most medical charges not covered by our basic medical plan, with most expenses subject to a specified annual maximum. We incurred $13,457 during 2013, $12,564 during 2012 and $12,543 during 2011 as annual premiums for coverage for each of these Named Executive Officers.

Perquisites received over the past three years have included clothing allowances and gym memberships. We have a Company car and employ the services of a driver, which are generally used for business purposes, but Messrs. Chirico and Gehring are allowed personal usage, as well. See discussion on page 35. These amounts are not included in the table as they do not meet the threshold for inclusion, except in the case of Mr. Murry and Mr. Chirico. Mr. Murry receives a clothing allowance for purchases at our Calvin Klein Collection store. This perquisite provided Mr. Murry with a benefit of $20,199 in 2013, $21,066 in 2012 and $20,496 in 2011. The incremental cost to the Company of Mr. Chirico’s personal use of the car for fuel and tolls, as well as an allocation of the driver’s salary and cost of the car, was $23,486 in 2013, $24,512 in 2012 and $23,267 in 2011.

[7]	The cash portion of Mr. Gehring’s compensation was paid in Euros and has been converted at Euro to U.S. dollar exchange rates of 1.3308 for 2013, 1.2886 for 2012 and 1.3881 for 2011, which were the average exchange rates for the applicable fiscal years.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards [1] ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Emanuel Chirico	5/1/2013	[2]								50,000	115.05	2,522,000
	5/1/2013	[3]							13,256			1,525,103
	5/1/2013	[4]				16,515	33,030	74,316				3,790,853
	5/6/2013	[5]				24,300	48,600	97,200				5,990,922
	5/1/2013	[6]	1,012,500	2,025,000	4,050,000

Michael A. Shaffer	5/1/2013	[2]								13,100	115.05	660,764
	5/1/2013	[3]							3,912			450,076
	5/1/2013	[4]				1,087	2,173	4,346				249,395
	5/6/2013	[5]				6,100	12,200	24,400				1,503,894
	5/1/2013	[6]	300,000	600,000	1,400,000

Francis K. Duane	5/1/2013	[2]								14,200	115.05	716,248
	5/1/2013	[3]							3,912			450,076
	5/1/2013	[4]				870	1,739	3,477				199,585
	5/6/2013	[5]				6,100	12,200	24,400				1,503,894
	5/1/2013	[6]	384,375	768,750	1,793,750

Fred Gehring	5/6/2013	[5]				40,500	81,000	162,000				9,984,870
	5/1/2013	[6,7]	948,195	1,896,390	3,792,780

Paul Thomas Murry	5/1/2013	[2]								10,900	115.05	549,796
	8/1/2013	[2]								18,699	134.39	1,138,208
	5/1/2013	[3]							2,608			300,050
	5/1/2013	[4]				870	1,739	3,477				199,585
	5/6/2013	[5]				6,100	12,200	24,400				1,503,894
	5/1/2013	[6]	375,000	750,000	1,750,000

[1]	Grant date fair values were computed in accordance with Financial Accounting Standards Board (“FASB”) guidance for stock-based compensation. The grant date fair value of performance based awards was determined using the target performance level, as such amount represents the most probable number of shares that will vest as of the date of grant.

[2]	These amounts represent stock options granted under our 2006 Stock Incentive Plan, which have a 10-year term, and with the exception of the August 1, 2013 grant to Mr. Murry, vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of the date of grant. The August 1, 2013 grant to Mr. Murry vests in three equal installments on each of the first, second and third anniversaries of the date of grant.

[3]	These amounts represent restricted stock units granted under our 2006 Stock Incentive Plan. These restricted stock units vest in increments of 25.0%, 25.0% and 50.0% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after each vesting date. In addition, the awards made to the U.S.-based Named Executive Officers were subject to a performance condition requiring us to achieve $150,000,000 of adjusted net income for any of 2013, 2014, 2015 or 2016. We achieved the required levels of adjusted net income in 2013 and, as a result, each of these officers will vest in his award, subject to his remaining employed by us through each of the service-based vesting dates.

[4]	These amounts represent potential payouts of performance share unit awards under our 2006 Stock Incentive Plan subject to a performance cycle of two fiscal years and continued service for one fiscal year thereafter.

[5]	These amounts represent potential payouts of GRIP II performance share unit awards under our 2006 Stock Incentive Plan subject to a performance cycle of three years.

[6]	These amounts represent potential payouts of cash awards under our Performance Incentive Bonus Plan with respect to 2013 performance.

[7]	Mr. Gehring’s potential cash payouts are translated from Euros to U.S. dollars at a rate of 1.3308, which was the average exchange rate for 2013.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Contracts

Emanuel Chirico

Our employment agreement with Mr. Chirico outlines the compensation and benefits to be paid to him, provides for annual review of his salary and permits upward adjustments of salary. In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed.

Generally, Mr. Chirico is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.” “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Chirico’s performance of the material responsibilities of his position, which results in material economic harm to us or our affiliates or in reputational harm causing demonstrable injury to us or our affiliates; (2) Mr. Chirico’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Chirico’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Chirico’s having willfully divulged, furnished or made accessible any confidential information (as defined in the employment agreement); or (5) any act or failure to act by Mr. Chirico, which, under the provisions of applicable law, disqualifies him from acting in his position. “Good reason” is generally defined as (i) the assignment to Mr. Chirico of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Chirico’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Chirico’s services be rendered primarily at a location or locations more than 35 miles from the Company’s principal executive offices; (v) solely after a change in control of the Company, a change in the Chairman of the Board of Directors such that neither the person holding such position immediately prior to the change in control nor Mr. Chirico is serving as the Chairman at any time during the one-year period following such change in control (other than as a result of such person’s cessation of service due to death or disability); or (vi) our failure to require any successor to assume expressly and agree to perform Mr. Chirico’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Chirico is entitled, subject to executing a release of claims in our favor, to two times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments. The agreement provides that during the two-year period following Mr. Chirico’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for Mr. Chirico (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Chirico is required to pay the active employee rate, if any, for such coverage. Mr. Chirico also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment without cause or for good reason within two years after a change in control of the Company (as defined in the agreement). In either such case, he will receive an aggregate amount equal to three times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Code). This amount will be paid in 72 substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three-year period immediately following such a termination. In addition, if the receipt of the foregoing severance would subject Mr. Chirico to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give him a better after-tax result than if he received the full severance amount.

The agreement with Mr. Chirico also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

Michael A. Shaffer

Our employment agreement with Mr. Shaffer outlines the compensation and benefits to be paid to him, provides for an annual review of his salary and permits upward adjustments of salary. In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed. Generally, Mr. Shaffer is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definition of “cause” under Mr. Shaffer’s agreement is substantially the same as under Mr. Chirico’s employment agreement. “Good reason” is generally defined as (i) the assignment to Mr. Shaffer of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Shaffer’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; or (iv) requiring that Mr. Shaffer’s services be rendered primarily at a location or locations more than 75 miles from the Company’s principal executive offices.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Shaffer is entitled, subject to executing a release of claims in our favor, to one and a half times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). All such payments are payable in accordance with our payroll schedule in 36 substantially equal installments. The agreement provides that during the 18-month period following Mr. Shaffer’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for Mr. Shaffer (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Shaffer is required to pay the active employee rate, if any, for such coverage. Mr. Shaffer also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment without cause or for good reason within two years after a change in control of the Company (as defined in the agreement). In either such case, Mr. Shaffer would receive an aggregate amount equal to two times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Code). This amount will be paid in 48 substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. Mr. Shaffer also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the two-year period immediately following such a termination. In addition, if the receipt of the foregoing severance would subject Mr. Shaffer to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give him a better after-tax result than if he received the full severance amount.

The agreement with Mr. Shaffer also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, interfering with our business relationships.

Fred Gehring

Our employment agreement with Mr. Gehring outlines the compensation and benefits to be paid to him, provides for an annual review of his salary and permits upward adjustments of salary. In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed. Generally, Mr. Gehring is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definitions of “cause” and “good reason” under Mr. Gehring’s agreement are substantially the same as under Mr. Chirico’s employment agreement, other than the exclusion of clause (v) of Mr. Chirico’s good reason definition.

Either party may terminate the employment agreement, subject to a notice period of 90 days for Mr. Gehring and 180 days for us, if applicable. The employment agreement automatically terminates upon the end of the month in which Mr. Gehring turns 65. If Mr. Gehring’s employment is terminated without cause or for good reason, he is entitled to one and a half times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum. The agreement provides that during the 18-month period immediately following Mr. Gehring’s termination of employment without cause or for good reason, medical, dental, life and disability insurance coverages are continued for Mr. Gehring (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Gehring is required to pay the active employee rate, if any, for such coverage. If Mr. Gehring becomes disabled, which under the employment agreement means his disability for a 104-week period, Mr. Gehring is entitled to receive 70% of his base salary for the 104-week period, and we would be entitled to terminate his employment due to his disability if and when permitted by applicable law. If Mr. Gehring dies, the Company must make a payment equal to three month’s base salary to his estate.

Mr. Gehring’s employment agreement was amended in 2013 to provide for him to train a successor and transition his responsibilities to his successor no earlier than July 1, 2014 and no later than July 1, 2016. Upon the confirmation by our Chief Executive Officer that the successor is ready to assume Mr. Gehring’s duties, Mr. Gehring will transition to the role of “Chairman, Tommy Hilfiger” and “Vice Chairman, PVH Corp.” and will no longer hold the titles of Chief Executive Officer of Tommy Hilfiger or Chief Executive Officer of PVH International Operations. Following the transition, Mr. Gehring’s working hours will be reduced by 50% (although they may be adjusted by plus or minus 10%) or approximately two to three days per business week. Following Mr. Gehring’s transition to these new roles, his base salary and bonus opportunity will be reduced by 50%.

The agreement with Mr. Gehring includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against us by accepting employment or being otherwise affiliated with a competitor listed on an exhibit to the employment agreement.

Francis K. Duane and Paul Thomas Murry

Our employment agreements with each of Messrs. Duane and Murry outline the compensation and benefits to be paid to these executives during their employment. The agreements provide for an annual review of their respective salaries and permit upward adjustments of salary. In addition, the agreements set forth these executives’ rights to severance upon termination of employment. Generally, each of them is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definitions of “cause” and “good reason” under these executives’ agreements are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of Mr. Chirico’s good reason definition.

Each of these executives is entitled, subject to executing a release of claims in our favor, to one and a half times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination) in the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control). All such payments are payable in accordance with our payroll schedule in 36 substantially equal installments. The agreements provide that during the 18-month period following the termination of either executive’s employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for such executive (and his family, to the extent participating prior to termination of employment), subject to cessation if the executive obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). The executive is required to pay the active employee rate, if any, for such coverage. These executives also are entitled, subject to executing a release of claims in our favor, to severance upon the termination of their employment without cause or for good reason within two years after a change in control of the Company (as defined in the agreements). In either such case, the executive will receive an aggregate amount equal to two times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Code). This amount will be paid in 48 substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. These executives also receive comparable medical, dental, life and disability insurance coverage for themselves and their families for the two-year period immediately following such a termination. In addition, if the receipt of the foregoing severance would subject the executive to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give him a better after-tax result than if he received the full severance amount.

The agreements also include certain restrictive covenants in favor of the Company. The covenants include prohibitions during and after employment against the use of confidential information and soliciting our employees for employment by themselves or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

Mr. Murry’s employment agreement was amended in 2013 and 2014 in connection with succession planning and his retirement. It now provides that Mr. Murry will transition his responsibilities to his successor on July 1, 2014, at which time Mr. Murry will transition to the role of Executive Chairman of Calvin Klein. Following the transition, Mr. Murry’s work hours will be reduced by 50% (although they may be adjusted by plus or minus 10%) or approximately two to three days per business week, and in no event less than 1,000 hours per year. Following Mr. Murry’s transition to the role of Executive Chairman of Calvin Klein, his base salary and bonus opportunity will be reduced by 50% and the severance amounts payable to Mr. Murry will also be reduced by 50%. Mr. Murry will then retire on February 1, 2015.

Other Arrangements

There are a number of other arrangements that would result in payments or other benefits to some or all of our Named Executive Officers upon a termination of employment or in the event of a change in control, in addition to the severance arrangements described above.

2006 Stock Incentive Plan; 2003 Stock Option Plan

Our 2006 Stock Incentive Plan provides for the granting of stock options (both incentive stock options and non-qualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance share units and other stock-based awards. To date, we have only granted to the Named Executive Officers under the plan (i) service-based non-qualified stock options, restricted stock and restricted stock units; (ii) contingently issuable performance share units; and (iii) restricted stock units that are intended to satisfy the performance-based condition for deductibility under Section 162(m) of the Code. We also have service-based stock options (consisting of both incentive and non-qualified stock options) outstanding under the 2003 Stock Option Plan that has been terminated, except with respect to the outstanding options.

The following describes the effect upon stock option, restricted stock unit, and performance share unit awards in the event of a termination of employment or change in control.

Stock Options

Unvested stock options granted in 2014 and assumed by the acquirer upon a change in control continue to vest on their original schedule and only become immediately exercisable in full after termination of employment (other than for cause or without good reason (as defined in a participant’s employment agreement, if any)) within two years of the change in control (i.e., double trigger). All unvested stock options granted prior to 2014 or granted in 2014 but not assumed by an acquirer upon a change in control become immediately exercisable in full upon a change in control of the Company. In addition, in the event of the death of an optionee, all unvested stock options generally become immediately exercisable. Unvested stock options are forfeited immediately if the recipient retires prior to December 31 of the year in which the options were granted but otherwise generally become immediately exercisable upon retirement. If such options are not thereafter exercised, they will expire, generally within three months after the qualification of the representative of such optionee’s estate in the event of such optionee’s death or three years in the event of such optionee’s retirement. In all other circumstances, all unexercisable options will expire upon the termination of the optionee’s employment. If an optionee leaves our employ prior to his or her death or retirement, for any reason other than a termination for cause, any then exercisable options previously granted to but not exercised by such optionee will expire within 90 days of such optionee’s termination of employment. All exercisable options will expire upon an optionee’s termination of employment in the event an optionee is terminated for cause. Each of our Named Executive Officers holds options under one or more of these plans.

Restricted Stock Units

Unvested restricted stock units granted in 2014 and assumed by the acquirer upon a change in control continue to vest on their original schedule and only vest in full on an accelerated basis after termination of employment (other than for cause or without good reason (as defined in a participant’s employment agreement, if any)) within two years of the change in control (i.e., double trigger). All outstanding restricted stock units granted prior to 2014 or granted in 2014 but not assumed by an acquirer upon a change in control vest in full on an accelerated basis upon the change in control. All outstanding restricted stock units vest in full in the event the recipient dies. In the event of the retirement of a recipient of restricted stock units, restricted stock units generally vest in full, except that restricted stock units are forfeited immediately if the recipient retires prior to December 31 of the year in which the restricted stock units were granted. When the recipient’s employment terminates for any other reason, unvested restricted stock units are forfeited immediately. Each of our Named Executive Officers holds restricted stock units.

Performance Share Units

The following sets forth the effect upon performance share units of certain triggering events occurring during a performance cycle:

Death	For all awards, except for the GRIP II awards (see page 20), the participant’s estate will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant. For the GRIP II awards, the participant’s estate will receive the payout based on actual performance as of the date of the participant’s death, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control

Awards granted in 2014 and assumed by the acquirer upon a change in control will be deemed to have satisfied the performance level achieved (if calculable at the time) or at target (if performance is not calculable or less than half the performance cycle has elapsed). The awards will then be deemed to be time-based and will vest upon the earlier of the participant’s termination of employment (other than for cause or without good reason (as defined in the participant’s employment agreement, if any) or the scheduled end of the performance cycle (i.e., double trigger).

The participant will receive the target level payout (or level of performance, if calculable), prorated to reflect the portion of the performance cycle worked by the participant, for awards granted prior to 2014 or not assumed by the acquirer upon a change in control.

Disability	The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Retirement/Termination Without Cause/Termination For “Good Reason” [1]	The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant, if at least the first fiscal year during the performance cycle has been completed. The participant will not receive a payout if the first fiscal year during the performance cycle has not been completed.

[1]	“Good reason” is as defined under the participant’s employment agreement.

In all other cases, a participant must be employed by us on the last day of the performance cycle in order to remain eligible to receive an award. The payout payable in the event of death or a change in control will be paid within 30 days of death or the change in control, as the case may be, unless to do so would trigger the imposition of additional taxes under Section 409A of the Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. Each of our Named Executive Officers has received performance share unit awards.

Performance Incentive Bonus Plan

We pay annual cash bonuses under our Performance Incentive Bonus Plan based upon corporate and divisional performance. The following sets forth the effect upon Plan awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.
Disability/Retirement/Termination Without Cause/Termination For “Good Reason” [1]	The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

[1]	“Good reason” is as defined under the participant’s employment agreement.

In all other cases, a participant must be employed by us on the last day of the performance cycle in order to remain eligible to receive an award. The bonus payable in the event of death or a change in control will be paid within 30 days of death or the change in control, as the case may be, unless to do so would trigger the imposition of additional taxes under Section 409A of the Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. Each of our Named Executive Officers has been a participant in our Performance Incentive Bonus Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			OPTION AWARDS[1]				STOCK AWARDS
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested [2] (#)	Market Value of Shares or Units of Stock That Have Not Vested [3] ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [3] ($)
Emanuel Chirico	4/16/2009		156,000	0	26.11	4/16/2019
	6/25/2009		188,750	113,250	28.46	6/25/2019
	4/5/2012		11,575	34,725	91.88	4/5/2022
	5/1/2013		0	50,000	115.05	5/1/2023
	6/25/2009						50,834	6,144,306
	4/5/2012	[4]					12,356	1,493,470
	5/1/2013	[4]					13,256	1,602,253
	4/25/2012	[5]							41,282	4,989,755
	5/1/2013	[6]							16,515	1,996,168
	5/6/2013	[7]							24,300	2,937,141

Michael A. Shaffer	4/6/2010		0	4,825	60.08	4/6/2020
	5/27/2010		2,625	875	56.04	5/27/2020
	4/7/2011		10,400	10,400	64.97	4/7/2021
	4/5/2012		4,100	12,300	91.88	4/5/2022
	5/1/2013		0	13,100	115.05	5/1/2023
	4/6/2010						2,550	308,219
	5/27/2010						464	56,084
	4/7/2011	[4]					4,158	502,577
	4/5/2012	[4]					4,900	592,263
	5/1/2013	[4]					3,912	472,843
	4/25/2012	[5]							2,780	336,019
	5/1/2013	[6]							1,087	131,386
	5/6/2013	[7]							6,100	737,307
Francis K. Duane	4/6/2010		0	5,625	60.08	4/6/2020
	4/7/2011		0	10,150	64.97	4/7/2021
	4/5/2012		0	12,300	91.88	4/5/2022
	5/1/2013		0	14,200	115.05	5/1/2023
	4/6/2010	[4]					3,000	362,610
	4/7/2011	[4]					4,041	488,436
	4/5/2012	[4]					4,356	526,510
	5/1/2013	[4]					3,912	472,843
	4/25/2012	[5]							2,780	336,019
	5/1/2013	[6]							870	105,157
	5/6/2013	[7]							6,100	737,307

Fred Gehring	11/1/2010		28,101	9,367	61.60	11/1/2020
	4/7/2011		19,800	19,800	64.97	4/7/2021
	4/5/2012		6,425	19,275	91.88	4/5/2022
	11/1/2010						5,434	656,808
	4/7/2011						7,920	957,290
	4/5/2012						6,828	825,300
	5/6/2013	[7]							40,500	4,895,235
Paul Thomas Murry	4/6/2010		0	3,875	60.08	4/6/2020
	4/7/2011		0	6,950	64.97	4/7/2021
	4/5/2012		0	8,175	91.88	4/5/2022
	5/1/2013		0	10,900	115.05	5/1/2023
	8/1/2013		0	18,699	134.39	8/1/2023
	4/6/2010	[4]					2,050	247,784
	4/7/2011	[4]					2,772	335,052
	4/5/2012	[4]					3,268	395,003
	5/1/2013	[4]					2,608	315,229
	4/25/2012	[5]							2,780	336,019
	5/1/2013	[6]							870	105,157
	5/6/2013	[7]							6,100	737,307

[1]	These awards consist of stock options that vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of the date of grant, except for stock options granted on June 25, 2009 to Mr. Chirico, which vest(ed) in increments of 12.5%, 25.0%, 25.0%, 25.0% and 12.5% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively, and the stock options granted on August 1, 2013 to Mr. Murry, which are scheduled to vest in three equal installments on each of the first, second and third anniversaries of the date of grant. We subsequently announced that Mr. Murry will be retiring on February 1, 2015. He will forfeit two-thirds of this award as a result, as the award does not provide for accelerated vesting upon retirement.

[2]	These awards consist of restricted stock units that vest in increments of 25.0%, 25.0% and 50.0% on the second, third and fourth anniversaries of the date of grant, respectively, except for the restricted stock units granted on June 25, 2009 to Mr. Chirico, which vest(ed) in increments of 8.3%, 16.7%, 33.3%, 25.0% and 16.7% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively. Certain of the restricted stock unit awards were also subject to our attainment of specific levels of adjusted net income in order to vest. In all cases, this condition has been satisfied.

[3]	The market value of unvested restricted stock units and unvested performance share units was calculated by multiplying the number of units by $120.87, the closing stock price of our Common Stock on January 31, 2014, which was the last business day of 2013.

[4]	These awards also required that we achieve a specific level of adjusted net income for any one of the fiscal years during the performance cycle in order to vest. The required level was achieved for all awards as of February 2, 2014.

[5]	These awards consist of performance share units at the payout level based on the actual performance for the 2012-2013 performance cycle. They will vest on February 1, 2015 if the service criterion is satisfied.

[6]	These awards consist of performance share units that would vest on January 31, 2016 if the performance and service criteria are satisfied. The number of shares is shown at threshold level.

[7]	These awards consist of performance share units that would vest in April 2016 if the performance and service criteria are satisfied. The number of shares is shown at threshold level.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise [1]	Vesting	on Vesting [2]
Name	(#)	($)	(#)	($)
Emanuel Chirico	500,000	44,130,450	138,326	16,323,143
Michael A. Shaffer	39,725	2,821,217	46,407	5,384,531
Francis K. Duane	41,125	2,857,727	47,111	5,470,292
Fred Gehring	0	0	5,357	622,887
Paul Thomas Murry	17,325	1,215,399	44,713	5,188,375

[1]	The value realized on exercise equals the stock price of our Common Stock on the date of exercise less the grant date exercise price, multiplied by the number of shares acquired upon exercise.

[2]	The value realized upon vesting equals the stock price of our Common Stock on the date of vesting multiplied by the number of shares vested.

PENSION BENEFITS

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit [1] ($)	Payments During Last Fiscal Year ($)
Emanuel Chirico	Pension Plan [2,3]	19.1667	427,555	0
	Supplemental Pension Plan [2,3]	19.1667	4,821,739	0
	Capital Accumulation Program [4]	10.0000	1,355,663	0
Michael A. Shaffer	Pension Plan [2,3]	22.5833	333,241	0
	Supplemental Pension Plan [2,3]	22.5833	915,708	0
Francis K. Duane	Pension Plan [2,3]	14.6667	353,103	0
	Supplemental Pension Plan [2,3]	14.6667	2,451,425	0
	Capital Accumulation Program [4]	8.0000	1,265,427	0
Fred Gehring		N/A	N/A	N/A
Paul Thomas Murry	Pension Plan [2,3]	11.0000	379,559	0
	Supplemental Pension Plan [2,3]	11.0000	2,914,109	0

[1]	Please see Note 11, “Retirement and Benefit Plans,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2014 for the assumptions used in calculating the present value of the accumulated benefit. The present value of the accumulated benefit for the capital accumulation program was calculated using a settlement rate of 2.67%, which is equal to the 10-year Treasury bill rate on January 31, 2014, which was the last business day of 2013.

[2]	Pension Plan and Supplemental Pension Plan service credit and actuarial values are calculated as of February 2, 2014, which is the pension plan measurement date that we use for financial statement reporting purposes. Retirement age is the applicable plan’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

[3]	Actuarial values as of February 2, 2014 are calculated based on (i) the RP-2000 Combined Mortality Table (projected to 2021 using scale AA); (ii) a 5.07% discount rate; (iii) the form of payment in the qualified plan for males (30% assumed to elect a life annuity, 40% assumed to elect a 50% joint and survivor, and 30% assumed to elect a 100% joint and survivor); and (iv) Supplemental Pension Plan lump sum values based on the assumptions prescribed under the Pension Protection Act of 2006.

[4]	Capital accumulation program credited service relates to the number of full years of vesting credit accrued by each of the applicable Named Executive Officers based on the effective date of his underlying agreement under the program. The benefit is fully vested after 10 years. Retirement age is the program’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

Defined Benefit Plans

Pension Plan

Our Pension Plan is a qualified defined benefit plan. This Plan is open to U.S.-based salaried, hourly clerical and retail associates, with a few exceptions. Salaried associates are eligible to participate in our Pension Plan on the first day of the calendar quarter after they have completed one year of service in which they have worked at least 1,000 hours.

The benefits under our Pension Plan are generally based on a participant’s career average compensation, excluding relocation pay, sign-on bonus, clothing allowance, Long-Term Incentive Plan pay and education expenses. Pre-2000 benefits for current salaried associates are based on pre-2000 last five-years’ average compensation, unless the participant’s career average compensation is greater than the last five-years’ average.

The participant’s prior service benefit and future service benefit are added together to determine the total retirement benefit from our Pension Plan. The prior service benefit is calculated by taking 1.00% of the past service compensation, plus 0.50% of the past service compensation over the Social Security average breakpoint (dollar amount determined by the year in which the participant reaches Social Security Normal Retirement Age), multiplied by the prior benefit service at January 1, 2000. The future service benefit is calculated by taking 1.00% of each year’s future service compensation, plus 0.50% of each year’s future service compensation over the Social Security covered compensation breakpoint for each year of benefit service, assuming that the total benefit service (including prior service) does not exceed 35 years.

The pension benefits are vested after completion of five years of service or, if earlier, when the participant becomes totally and permanently disabled, or reaches age 65. The benefits of our U.S.-based Named Executive Officers under the Pension Plan are fully vested.

If a break in service occurs due to the birth or adoption of a child, or related childcare in a plan year in which a participant is credited with less than 501 hours of service, a participant will be credited with 501 hours of service to prevent a break in service. A participant will not incur a break in service due to any leave of absence in accordance with the provisions of the Family and Medical Leave Act of 1993 or on account of military duty, provided they return to work within the period in which they are entitled to re-employment under Federal law.

Pension benefits become payable on the first of the month following retirement, which is normally at age 65. Participants who have completed 10 or more years of service are eligible for early retirement, however, they must wait until they obtain age 55 before commencement of benefit payments. Participants who terminate employment prior to age 55 and have worked 10 or more years will receive reduced benefits based on the factors in the following table:

Age at Commencement	Early Retirement Factor
55	40.00%
56	43.00%
57	46.00%
58	50.00%
59	55.00%
60	60.00%
61	66.00%
62	73.00%
63	81.00%
64	90.00%
65	100.00%

Mr. Shaffer is eligible for reduced early retirement benefits.

We will subsidize the early retirement benefit for participants who are at least age 55 and have 10 or more years of service when they retire as follows:

	Years of Service
Age At Commencement		10	11	12	13	14	15	16	17	18	19	20
	64	95.00%	95.15%	95.30%	95.45%	95.60%	95.75%	95.90%	96.05%	96.20%	96.35%	96.50%
	63	90.00%	90.30%	90.60%	90.90%	91.20%	91.50%	91.80%	92.10%	92.40%	92.70%	93.00%
	62	85.00%	85.45%	85.90%	86.35%	86.80%	87.25%	87.70%	88.15%	88.60%	89.05%	89.50%
	61	80.00%	80.60%	81.20%	81.80%	82.40%	83.00%	83.60%	84.20%	84.80%	85.40%	86.00%
	60	75.00%	75.75%	76.50%	77.25%	78.00%	78.75%	79.50%	80.25%	81.00%	81.75%	82.50%
	59	70.00%	70.90%	71.80%	72.70%	73.60%	74.50%	75.40%	76.30%	77.20%	78.10%	79.00%
	58	65.00%	66.05%	67.10%	68.15%	69.20%	70.25%	71.30%	72.35%	73.40%	74.45%	75.50%
	57	60.00%	61.20%	62.40%	63.60%	64.80%	66.00%	67.20%	68.40%	69.60%	70.80%	72.00%
	56	55.00%	56.35%	57.70%	59.05%	60.40%	61.75%	63.10%	64.45%	65.80%	67.15%	68.50%
	55	50.00%	51.50%	53.00%	54.50%	56.00%	57.50%	59.00%	60.50%	62.00%	63.50%	65.00%
	Early Retirement Factor

	Years of Service
Age At Commencement		21	22	23	24	25	26	27	28	29	30
	64	96.65%	96.80%	96.95%	97.10%	97.25%	97.40%	97.55%	97.70%	97.85%	98.00%
	63	93.30%	93.60%	93.90%	94.20%	94.50%	94.80%	95.10%	95.40%	95.70%	96.00%
	62	89.95%	90.40%	90.85%	91.30%	91.75%	92.20%	92.65%	93.10%	93.55%	94.00%
	61	86.60%	87.20%	87.80%	88.40%	89.00%	89.60%	90.20%	90.80%	91.40%	92.00%
	60	83.25%	84.00%	84.75%	85.50%	86.25%	87.00%	87.75%	88.50%	89.25%	90.00%
	59	79.90%	80.80%	81.70%	82.60%	83.50%	84.40%	85.30%	86.20%	87.10%	88.00%
	58	76.55%	77.60%	78.65%	79.70%	80.75%	81.80%	82.85%	83.90%	84.95%	86.00%
	57	73.20%	74.40%	75.60%	76.80%	78.00%	79.20%	80.40%	81.60%	82.80%	84.00%
	56	69.85%	71.20%	72.55%	73.90%	75.25%	76.60%	77.95%	79.30%	80.65%	82.00%
	55	66.50%	68.00%	69.50%	71.00%	72.50%	74.00%	75.50%	77.00%	78.50%	80.00%
	Early Retirement Factor

Messrs. Chirico, Duane and Murry are eligible for subsidized early retirement benefits.

Benefits under the Pension Plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

¿ Life Only Annuity: If a participant is not married or married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

¿ 50% Joint & Survivor Annuity: If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity absent an election by the participant (and spousal consent) for an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

¿ 100% (or 75% or 66 2/3%) Joint & Survivor Annuity: A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100%, 75% or 66 2/3%) for the remainder of his or her life. The participant’s age at the date benefits commence, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

¿ Life & Period Certain Annuity: A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least the period of time elected (between 1 and 15 years) under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than the minimum number of payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

¿ Full Refund Annuity: A participant will receive a reduced benefit for his or her lifetime, payable in equal monthly installments under this option. If the participant dies before receiving the full single lump sum value of his or her benefit, determined at the date he or she retires, the balance will be paid to his or her beneficiary in a single lump sum payment. In addition, payments will continue to be paid for the rest of the participant’s life, even if the guaranteed lump sum value is exceeded.

¿ Social Security Equalization: This option allows a participant to receive an increased monthly payment from the Pension Plan initially if a participant retires early and begins receiving payments from the Plan before he or she is eligible for Social Security benefits. After Social

Security benefits begin, the monthly payment from the Plan is reduced. This option does not provide any survivor benefits and, therefore, no benefit is payable after death.

Supplemental Pension Plan

Our Supplemental Pension Plan is a non-qualified defined benefit plan. Certain management and highly paid associates who are participants in our qualified Pension Plan, including our U.S.-based Named Executive Officers, are eligible for benefits under our Supplemental Pension Plan.

Our Supplemental Pension Plan was created in order to provide deferred compensation to those management or highly compensated associates in an effort to promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out our long range plans and securing our continued growth and financial success.

Our Supplemental Pension Plan is designed to work in conjunction with our Pension Plan. The pension benefit outlined in our Pension Plan is calculated as if there were no compensation limits under the Code. The maximum benefit allowable is paid out under our Pension Plan and the balance is paid out under our Supplemental Pension Plan.

A participant in our Supplemental Pension Plan will not have any vested interest in such portion of his or her benefit under our Supplemental Pension Plan that accrues after January 1, 2007, unless the sum of his or her attained age and credited vesting years equals or exceeds 65, and while employed by us, he or she has reached age 50 and has completed at least 10 credited vesting years.

As part of the enrollment process, a participant may elect for benefits to be paid following termination in one of the following three ways:

•	In a lump sum within 60 days of termination of employment;

•	In a lump sum deferred until January 1 of the year following termination of employment; or

•	In five equal annual installments commencing January of the year following termination of employment.

A participant may elect to change his or her benefit payment election (except in the year employment ends) but the new election must extend the commencement date of the benefit payment by at least five years.

Benefits under our Supplemental Pension Plan are unsecured and are generally payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the plan year in which the delayed payment period commences.

Capital Accumulation Program

Our capital accumulation program is a non-qualified defined benefit program that was created to retain a select group of senior executives. Under the program, participants are party to individual agreements under which participants remaining in our employ for a period of 10 years from the date they enter into their agreement are entitled to receive payments equaling a specified benefit after the termination of their employment with us. The benefit vests over a five-year period, commencing on the fifth anniversary of the execution of the underlying agreement. Interest accrues on the benefit amount once it is fully vested and the participant has reached age 55. Interest is compounded annually and is equal to the average of the 10-year Treasury bill rate on the first day of each month until payment commences. The vested portion of the benefit (including any accrued interest) generally is paid in monthly installments over a 10-year period commencing after the participant reaches age 65.

The agreements provide that if a participant’s employment with us is terminated following a change in control (as defined in the agreements), the full undiscounted value of the future payments to be made to the participant thereunder become immediately payable in a lump sum. The benefits under the capital accumulation program agreements are forfeited upon a termination of a participant’s employment for cause. Each participant’s rights are, however, subject to non-competition and non-disclosure restrictions that automatically terminate upon a change in control of the Company. Messrs. Chirico and Duane are each parties to an agreement with us under the capital accumulation program that provide for benefits of $2,000,000 each. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at a rate per annum, equal to the average of the 10-year Treasury bill rate in effect on the first day of each calendar month during the delay period.

NON-QUALIFIED DEFERRED COMPENSATION1

	Executive Contributions in Last Fiscal Year [2]	Registrant Contributions in Last Fiscal Year [2]	Aggregate Earnings in Last Fiscal Year [3]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year [4]
Name	($)	($)	($)	($)	($)
Emanuel Chirico	295,700	142,200	87,607	-	4,370,620
Michael A. Shaffer	95,800	47,900	22,501	-	1,080,551
Francis K. Duane	276,508	61,210	64,163	-	3,374,128
Fred Gehring	N/A	N/A	N/A	N/A	N/A
Paul Thomas Murry	221,113	26,534	80,581	-	4,253,968

[1]	Our sole non-qualified deferred compensation plan is our Supplemental Savings Plan.

[2]	Amounts in these columns are reported in the Summary Compensation Table for 2013.

[3]	Amounts in this column are not reported in the Summary Compensation Table.

[4]	The amounts shown include amounts that were reported as compensation in the Summary Compensation Table for 2012 and 2011. The aggregate of these previously reported amounts are $882,483 for Mr. Chirico; $260,700 for Mr. Shaffer; $209,919 for Mr. Duane; and $756,000 for Mr. Murry.

Supplemental Savings Plan

Our Supplemental Savings Plan is a non-qualified defined contribution plan that was designed to work in conjunction with our AIP to provide key executives and certain “highly compensated employees” (as defined under the Code) sufficient pre-tax retirement savings opportunities. The plan is available to associates with a minimum base salary of $150,000 who are eligible for and participate in our AIP, including all of our U.S.-based Named Executive Officers.

Contributions by a participant are based on his or her elected deferral rate up to 25% of base pay. Deferrals are directed first to a participant’s AIP account up to the maximum amount of eligible pay available under the law. Contributions not allowed under our AIP are made instead to our Supplemental Savings Plan. Eligible pay under our Supplemental Savings Plan includes all categories of pay eligible under the AIP, as well as payouts under our Performance Incentive Bonus Plan. A participant may elect to defer up to 25% of bonus compensation into his or her Supplemental Savings Plan account.

For our Supplemental Savings Plan, we contribute an amount equal to 100% of the first 2% of total compensation contributed by a participant and an amount equal to 25% of the next 4% of total compensation contributed by the participant. For the AIP, we contribute an amount equal to 100% of the first 1% of total compensation contributed by a participant executive and an amount equal to 50% of the next 5% of total compensation contributed by the participant.

Our Supplemental Savings Plan is an unfunded plan. Participant contributions and our matching contributions are not invested in actual securities or maintained in an independent trust for the exclusive benefit of plan participants. Instead, for technical and tax reasons, contributions to our Supplemental Savings Plan are retained as part of our general assets, a common corporate practice. Therefore, benefits are dependent on our ability to pay them when they become due.

Participant contributions, as well as our matching contributions for our Named Executive Officers, are measured against the 10-year Treasury bill. These contributions accrue interest based on the rate of return for 10-year Treasury bills, as established on January 1 of each calendar year. Several of our Named Executive Officers have current “grandfathered” balances measured against our Common Stock. Although such balances are not invested in actual Common Stock, the balances are adjusted daily to reflect the fair market value of a share of our Common Stock.

A participant’s before-tax contributions in our Supplemental Savings Plan are immediately fully vested. Our matching contributions vest ratably from the second through the fifth year of employment or, if earlier, when the participant reaches age 65, dies, or becomes totally and permanently disabled.

Unless a participant elects otherwise in accordance with the Supplemental Savings Plan election procedures, a participant’s vested amount under the Plan (plus, with respect to any portion of a participant’s account measured against our Common Stock, an amount equal to dividends that the participant would have received during the calendar year in which the participant’s distribution occurs) will be distributed in a lump sum within 30 days after the participant’s termination date. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at a rate per annum equal to the 10-year Treasury bill rate in effect on the first day of the plan year in which the deferral begins, or if the deferral period extends beyond the close of the plan year, the interest rate for the remainder of the deferral period will equal the 10-year Treasury bill rate on the first day of the following plan year.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL PROVISIONS

We maintain certain agreements, plans and programs that require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control. A description thereof is contained herein under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

The following tables disclose the potential payments upon termination of employment or change in control with respect to each of our Named Executive Officers. The assumptions used in calculating these amounts are set forth below the last table.

Emanuel Chirico

	Voluntary Termination at February 2, 2014	Retirement at February 2, 2014	Death at February 2, 2014	Disability at February 2, 2014	Termination Without Cause or for Good Reason at February 2, 2014	Termination for Cause at February 2, 2014	Termination Without Cause or for Good Reason Upon Change in Control at February 2, 2014 [1]
Severance value [2]	$0	$0	$0	$0	$6,750,000	$0	$10,125,000
Performance Incentive Bonus Plan [3]	0	0	0	0	0	0	0
Value of “in the money” unexercisable stock options [4]	0	0	11,763,110	0	0	0	11,763,110
Value of unvested restricted stock units [5]	0	0	9,240,029	0	0	0	9,240,029
Value of unvested performance share units [6]	0	0	7,852,380	7,955,482	6,486,912	0	8,454,494
Capital accumulation program [7]	1,267,301	1,267,301	1,931,891	1,267,301	1,267,301	0	2,071,213
Welfare benefits value [8]	0	0	0	0	60,864	0	91,296
Payout adjustment [9]	0	0	0	0	0	0	0
Total	$1,267,301	$1,267,301	$30,787,410	$9,222,783	$14,565,077	$0	$41,745,142

Michael A. Shaffer

	Voluntary Termination at February 2, 2014	Retirement at February 2, 2014	Death at February 2, 2014	Disability at February 2, 2014	Termination Without Cause or for Good Reason at February 2, 2014	Termination for Cause at February 2, 2014	Termination Without Cause or for Good Reason Upon Change in Control at February 2, 2014 [1]
Severance value [2]	$0	$0	$0	$0	$2,100,000	$0	$2,800,000
Performance Incentive Bonus Plan [3]	0	0	0	0	0	0	0
Value of “in the money” unexercisable stock options [4]	0	0	1,364,217	0	0	0	1,364,217
Value of unvested restricted stock units [5]	0	0	1,931,986	0	0	0	1,931,986
Value of unvested performance share units [6]	0	0	684,849	803,181	434,528	0	835,997
Capital accumulation program [7]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value [8]	0	0	0	0	45,648	0	60,864
Payout adjustment [9]	0	0	0	0	0	0	0
Total	$0	$0	$3,981,052	$803,181	$2,580,176	$0	$6,993,064

Francis K. Duane

	Voluntary Termination at February 2, 2014	Retirement at February 2, 2014	Death at February 2, 2014	Disability at February 2, 2014	Termination Without Cause or for Good Reason at February 2, 2014	Termination for Cause at February 2, 2014	Termination Without Cause or for Good Reason Upon Change in Control at February 2, 2014 [1]
Severance value [2]	$0	$0	$0	$0	$2,690,625	$0	$3,587,500
Performance Incentive Bonus Plan [3]	0	0	0	0	0	0	0
Value of “in the money” unexercisable stock options [4]	0	0	1,348,550	0	0	0	1,348,550
Value of unvested restricted stock units [5]	0	0	1,850,399	0	0	0	1,850,399
Value of unvested performance share units [6]	0	0	658,621	783,540	414,886	0	809,769
Capital accumulation program [7]	625,662	625,662	1,566,298	625,662	625,662	0	2,000,000
Welfare benefits value [8]	0	0	0	0	45,648	0	60,864
Payout adjustment [9]	0	0	0	0	0	0	0
Total	$625,662	$625,662	$5,423,868	$1,409,202	$3,776,821	$0	$9,657,082

Fred Gehring

	Voluntary Termination at February 2, 2014	Retirement at February 2, 2014	Death at February 2, 2014	Disability at February 2, 2014	Termination Without Cause or for Good Reason at February 2, 2014	Termination for Cause at February 2, 2014	Termination Without Cause or for Good Reason Upon Change in Control at February 2, 2014 [1]
Severance value [2,10]	$0	$0	$321,005	$0	$4,815,075	$0	$4,815,075
Performance Incentive Bonus Plan [3]	0	0	0	0	0	0	0
Value of “in the money” unexercisable stock options [4]	0	0	2,220,784	0	0	0	2,220,784
Value of unvested restricted stock units [5]	0	0	2,439,398	0	0	0	2,439,398
Value of unvested performance share units [6]	0	0	1,444,094	2,447,618	0	0	2,447,618
Capital accumulation program [7]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value [8,10]	0	0	0	0	13,283	0	13,283
Payout adjustment [9]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$6,425,281	$2,447,618	$4,828,358	$0	$11,936,158

Paul Thomas Murry

	Voluntary Termination at February 2, 2014	Retirement at February 2, 2014	Death at February 2, 2014	Disability at February 2, 2014	Termination Without Cause or for Good Reason at February 2, 2014	Termination for Cause at February 2, 2014	Termination Without Cause or for Good Reason Upon Change in Control at February 2, 2014 [1]
Severance value [2]	$0	$0	$0	$0	$2,625,000	$0	$3,500,000
Performance Incentive Bonus Plan [3]	0	0	0	0	0	0	0
Value of “in the money” unexercisable stock options [4]	924,498	924,498	924,498	0	924,498	0	924,498
Value of unvested restricted stock units [5]	1,293,068	1,293,068	1,293,068	0	1,293,068	0	1,293,068
Value of unvested performance share units [6]	414,886	414,886	658,621	783,540	414,886	0	809,769
Capital accumulation program [7]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value [8]	0	0	0	0	37,593	0	50,124
Payout adjustment [9]	0	0	0	0	0	0	0
Total	$2,632,452	$2,632,452	$2,876,187	$783,540	$5,295,045	$0	$6,577,459

[1]	In the event of a change in control with no termination of employment, a Named Executive Officer would be entitled to all amounts (if any) set forth in this column, except for the amounts set forth on the rows entitled Severance value, Welfare benefits value and Payout adjustment. See page 36 for discussion regarding our change to double trigger awards beginning in 2014.

[2]	Severance is calculated in accordance with the applicable Named Executive Officer’s employment agreement. In each case, for termination without cause or for good reason, severance value is equal to a multiple of the sum of our Named Executive Officer’s base salary plus an amount equal to the bonus that would be payable if target level performance was achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination). For termination without cause or for good reason other than within two years after a change in control, the multiple is two for Mr. Chirico and one and one half for Messrs. Duane, Gehring, Murry and Shaffer. For termination without cause or good reason within two years after a change in control, the multiple is three for Mr. Chirico, two for Messrs. Duane, Murry and Shaffer, and one and one half for Mr. Gehring. In addition, if Mr. Gehring dies, the Company would be required to make a payment equal to three months of his base salary.

[3]	A participant must be employed by the Company on the last day of the applicable performance cycle in order to remain eligible to receive a bonus under our Performance Incentive Bonus Plan, unless (i) the participant’s employment is terminated without cause or for good reason; (ii) the participant dies, becomes disabled or retires; or (iii) there is a change in control during the performance cycle. Therefore, if a termination of employment or change in control had occurred on February 2, 2014, each Named Executive Officer would have been entitled to receive his actual bonus for the performance cycle. The bonuses paid for 2013 are disclosed in “Compensation Discussion and Analysis—Short Term Incentives” and “Executive Compensation—Summary Compensation Table.”

[4]	Represents the value of unexercisable “in the money” stock options outstanding as of February 2, 2014, the vesting of which would accelerate upon death, a change in control or retirement. Voluntary termination or termination without cause or for good reason by Mr. Murry, who is retirement eligible, would have been considered to be a retirement. The value is equal to the difference between the closing price of our Common Stock on January 31, 2014, the last business day of 2013, and the per share exercise price of each stock option that would become exercisable, multiplied by the number of shares of our Common Stock receivable upon exercise.

[5]	Represents the value of unvested restricted stock units as of February 2, 2014, the vesting of which would accelerate upon death, a change in control or retirement. Voluntary termination or termination without cause or for good reason by Mr. Murry, who is retirement eligible, would have been considered to be a retirement. The value is equal to the closing price of our Common Stock on January 31, 2014, the last business day of 2013, multiplied by the number of shares of our Common Stock receivable upon vesting.

[6]	Awards of performance share units were made under our 2006 Stock Incentive Plan for the 2012-2013 and 2013-2014 performance cycles and under our GRIP II program (see page 32).

The amounts set forth in this row represent the payout levels discussed below multiplied by the closing price of our Common Stock on January 31, 2014, the last business day of 2013.

In regards to the 2012-2013 performance cycle, in the event of death, disability, termination without cause or for good reason, a change in control (with or without accompanying termination of employment) or, for Mr. Murry, who is retirement eligible, retirement and voluntary termination, amounts are shown based on actual results achieved during the two year performance cycle that ended on February 2, 2014.

In regards to the 2013-2014 performance cycle, in the event of disability, termination without cause or for good reason or, for Mr. Murry, who is retirement eligible, retirement and voluntary termination, the amounts are shown at the anticipated payout level. In the event of a change in control (with or without an accompanying termination of employment) or death, the amounts are based on the amounts that would otherwise have been payable for the performance cycle if the target level were achieved.

For GRIP II awards, the amounts are shown at the anticipated payout level in the event of disability or a change in control (with or without an accompanying termination of employment). In the event of death, the amounts are shown based on actual performance as of the date of the participant’s death.

Any amounts payable in respect of the 2013-2014 performance cycle and GRIP II awards are prorated 50% and 25%, respectively, of the target or anticipated payout level, respectively, representing the portion of the relevant performance cycle actually worked by our Named Executive Officers as of February 2, 2014.

[7]	Messrs. Chirico and Duane are our only Named Executive Officers who are parties to agreements with us under our capital accumulation program. See discussion on pages 51-52. All benefits, other than the payment to be made in connection with a change in control, are paid monthly over a 10-year period. The payouts shown include, where applicable, the interest that participants receive on the vested portion of their benefit for the period after the date on which they are scheduled to fully vest until payment. For Mr. Duane, interest is assumed to accrue at the 10-year Treasury bill rate on January 31, 2014, the last business day of 2013, as he is not currently eligible to receive interest on his benefit. For Mr. Chirico, interest is assumed to accrue at the rate of 2.12% per annum, which is the average 10-year Treasury bill rate currently applicable under his agreement. The total value of the 120 payments is discounted to present value using a rate of 5.07%.

Amounts shown in the Voluntary Termination column represent, where applicable, a prorated portion of the total benefit for the participant, based on vesting. Mr. Chirico was fully vested and 50% of Mr. Duane’s benefit has vested as of February 2, 2014.

Retirement – The capital accumulation program agreements do not specifically provide for payment upon retirement. The amounts shown in the retirement column represent the amounts payable, if any, upon voluntary termination of employment.

Amounts shown in the Death column represent the present value of the full benefit for each participant as of February 2, 2014.

Disability – The capital accumulation program agreements do not specifically provide for payment upon disability. The amounts shown in the disability column represent the amounts payable, if any, upon voluntary termination of employment.

Amounts shown in the Termination Without Cause or for Good Reason column represent, where applicable, a prorated portion of the total benefit for the participant, based on vesting. Mr. Chirico was fully vested and 50% of Mr. Duane’s benefit has vested as of February 2, 2014.

Termination for Cause – We do not have any obligation to make payments to Messrs. Chirico or Duane in the event employment terminates for cause.

Amounts shown in the Termination Without Cause or for Good Reason Upon Change in Control column represent a lump sum payment for the full benefit for each of Messrs. Chirico and Duane.

Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at a rate per annum, equal to the average of the 10-year Treasury bill rate in effect on the first day of each calendar month during the delay period.

[8]	The amounts shown represent the cost of welfare benefits, including medical, dental, life and disability coverage, that our Named Executive Officers would have received under their employment agreements if their employment had been terminated without cause or for good reason on February 2, 2014. Such benefits are not receivable if their employment is terminated for any other reason. Those benefits would continue for two years for Mr. Chirico and one and one half years for Messrs. Duane, Gehring, Murry and Shaffer, other than if the termination occurred within two years after a change in control. Those benefits would continue for three years for Mr. Chirico, two years for Messrs. Shaffer, Duane and Murry and one and one half years for Mr. Gehring, if the termination occurred within two years after a change in control.

[9]	If any of our U.S.-based Named Executive Officers would become subject to the Federal excise tax on excess parachute payments under Section 4999 of the Code as a result of the amount of his termination payments under a change in control, then such termination payments would be reduced as necessary to maximize each Named Executive Officer’s respective after-tax termination payout. It is projected that none of our Named Executive Officers would have been subject to such excise taxes if they had been terminated under a change in control as of February 2, 2014.

[10]	Mr. Gehring’s potential severance payments and welfare benefits upon termination have been translated at the Euro to U.S. dollar exchange rate of 1.3516, which was the closing rate on February 2, 2014.

RISK CONSIDERATIONS IN COMPENSATION PROGRAMS

Because performance-based incentives play a large role in our compensation program, we believe that it is important to ensure that these incentives do not result in our associates taking actions that may conflict with our long-term best interests. We address this issue in several ways.

Pay Mix. We believe that base salaries are a sufficient component of total compensation. Additionally, incentive compensation consists of both short-term and long-term incentives, which creates a balance between short-term results and long-term sustainable performance. Although a large portion of pay is variable, incentive compensation is heavily weighted towards long-term components. These factors discourage risk taking.

Performance Plan Leverage. There is a limit on the maximum amount that an associate can receive in connection with our Performance Incentive Bonus Plan, our annual management bonus programs, our Long-Term Incentive Plan and performance share unit awards. This mitigates against the risks that associates may take.

Long-Term Performance. Long-Term Incentive Plan and performance share unit awards are typically based upon our earnings per share (and from time-to-time average return on equity) over a two- or three-year period, which mitigates against the taking of short-term risks and are goals that align management with stockholder interests.

Vesting Over Extended Periods. Stock options and restricted stock units generally do not vest fully for four years. This longer vesting period discourages unnecessary or excessive risk taking. Additionally, our Insider Trading Policy prohibits hedging and other activities that could offset the benefits of having these as long-term awards.

Performance Metrics and Goals. The earnings goals under our Performance Incentive Bonus Plan, in which our senior executives participate, including our Named Executive Officers, are based upon budgeted earnings levels that are reviewed and approved by our Board of Directors and that we believe are sufficiently challenging but attainable without the need to take inappropriate risks or make material changes to our business or strategy. The bonuses payable under the annual management bonus programs, in which certain other executives participate, are based on the same performance measures (e.g., earnings per share or divisional earnings) established in accordance with our Performance Incentive Bonus Plan for the senior executive to whom these other executives report or such other measure consistent with our Performance Incentive Bonus Plan but reflecting only the part of such senior executive’s division in which the participant has responsibility. These measures are consistent with stockholder interests. The only other bonus plan we have in which associates may receive bonuses based upon financial metrics that differ from those in our Performance Incentive Bonus Plan and our annual management bonus program provide de minimis bonuses.

Recoupment. Our Performance Incentive Bonus Plan, Long-Term Incentive Plan and 2006 Stock Incentive Plan provide for recoupment (“clawback”) and/or cancellation of part or all of a participant’s bonuses and awards in the event we restate our financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of the participant. In the case of the 2006 Stock Incentive Plan, this recoupment and/or cancellation of a participant’s awards is limited to participants who are members of our senior executive group.

Equity Ownership. Incentive compensation has a large stock component to it. The value of these awards is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our Named Executive Officers, which expose our Named Executive Officers to the loss of the value of the retained equity if stock appreciation is jeopardized.

The above items were identified in a risk assessment of each component of our Named Executive Officers’ compensation that was performed by our compensation consultant and presented to the Compensation Committee. The assessment also looked at the impact of compensation on risks identified as part of our enterprise risk management program and reached the same conclusion for the same reasons. We believe that the assessment is applicable to the potential risks arising in connection with compensating our other employees as well, due to the similarities between compensating our Named Executive Officers and our other employees. As a result of the risk assessment performed by our compensation consultant and the factors discussed in this section, we do not believe that there are any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual retainer of $70,000 for his or her services as a director and is reimbursed for his or her meeting-related expenses. The Chairman of the Audit Committee receives an additional retainer of $35,000 and each of our directors who is a member of the Audit Committee receives an additional retainer of $20,000. The Chairman of the Compensation Committee receives an additional retainer of $30,000 and each of our directors who is a member of the Compensation Committee receives an additional retainer of $15,000. The Chairpersons of each of the Nominating & Governance Committee and the Corporate Social Responsibility Committee receive an additional retainer of $20,000 and each of our directors who is a member of such committee receives an additional retainer of $10,000. The presiding director also receives an additional retainer of $30,000. Each of our non-employee directors also receives an annual grant of restricted stock units of our Common Stock with a value of approximately $135,000 on the date of grant for his or her services as a director. In accordance with this schedule, each of our non-employee directors who was elected on June 20, 2013 received on that date a grant of 1,123 restricted stock units.

Notwithstanding the foregoing, we do not pay fees or make equity grants to non-employee directors who are designated for election by a stockholder having director nomination rights.

Our non-employee directors historically have not received any benefits or perquisites, other than discounts to our retail stores available to all employees. We started providing business accident travel insurance for our directors and their spouses in 2014 at an annual cost of $2,262 per director.

Our non-employee directors (other than directors designated for election by a stockholder having director nomination rights) are required to own Common Stock with a value equal to five times the annual cash retainer payable to directors. Non-employee directors have five years to attain this ownership level. All of our non-employee directors are in compliance with this requirement as of the date of this Proxy Statement regardless of their date of election as directors, except for Messrs. Callinicos and Rosenfeld, who joined the Board on March 24, 2014 and have until March 24, 2019 to attain the required ownership level. Our stock ownership guidelines require directors to hold 50% of the shares received upon the vesting of their equity awards (after payment of taxes) until they satisfy the guideline.

The following table provides information concerning the compensation of our non-employee directors for 2013. Excluded from this table are (i) any stock award activity for grants made to Ms. McCluskey prior to her joining the Board as a non-employee director and (ii) Messrs. Callinicos and Rosenfeld, who did not serve as directors during 2013.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2,3] ($)	Option Awards[3] ($)	All Other Compensation ($)	Total ($)
Mary Baglivo	85,000	135,119	N/A	N/A	220,119
Juan R. Figuereo	90,000	135,119	N/A	N/A	225,119
Joseph B. Fuller	90,000	135,119	N/A	N/A	225,119
Margaret L. Jenkins	90,000	135,119	N/A	N/A	225,119
Bruce Maggin	115,000	135,119	N/A	N/A	250,119
V. James Marino	85,000	135,119	N/A	N/A	220,119
Helen McCluskey	70,000	135,119	N/A	N/A	205,119
Henry Nasella	135,000	135,119	N/A	N/A	270,119
Rita M. Rodriguez	100,000	135,119	N/A	N/A	235,119
Craig Rydin	85,000	135,119	N/A	N/A	220,119

[1]	The fees earned or paid in cash to the directors consist of the following:

Name	Annual Director Fees ($)	Committee Chair Fees ($)	Committee Member Fees ($)	Presiding Director Fee ($)	Total ($)
Mary Baglivo	70,000	N/A	15,000	N/A	85,000
Juan R. Figuereo	70,000	N/A	20,000	N/A	90,000
Joseph B. Fuller	70,000	20,000	0	N/A	90,000
Margaret L. Jenkins	70,000	N/A	20,000	N/A	90,000
Bruce Maggin	70,000	35,000	10,000	N/A	115,000
V. James Marino	70,000	N/A	15,000	N/A	85,000
Helen McCluskey	61,250	N/A	8,750	N/A	70,000
Henry Nasella	70,000	30,000	5,000	30,000	135,000
Rita M. Rodriguez	70,000	20,000	10,000	N/A	100,000
Craig Rydin	70,000	N/A	15,000	N/A	85,000

[2]	The Stock Awards column represents the aggregate grant date fair value of restricted stock units granted to our directors in 2013. Restricted stock units were the only stock-based awards granted to our directors in 2013. The fair value of restricted stock units is equal to $120.32, the closing price of our Common Stock on the date of grant, multiplied by the number of restricted stock units granted to each director.

[3]	The number of unexercised stock options and restricted stock units outstanding for each of our directors as of February 2, 2014 was as follows:

Name	Option Awards (#)	Stock Awards (#)
Mary Baglivo	N/A	1,123
Juan R. Figuereo	N/A	2,823 [a]
Joseph B. Fuller	N/A	15,910 [b]
Margaret L. Jenkins	N/A	1,123
Bruce Maggin	25,000	5,008 [c]
V. James Marino	N/A	1,123
Helen McCluskey	N/A	1,123
Henry Nasella	20,000	15,910 [b]
Rita M. Rodriguez	20,000	1,123
Craig Rydin	10,000	9,338 [d]

[a]	Settlement of 1,700 of these outstanding awards has been deferred pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

[b]	Settlement of 14,787 of these outstanding awards has been deferred pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

[c]	Settlement of 3,885 of these outstanding awards has been deferred pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

[d]	Settlement of 8,215 of these outstanding awards has been deferred pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Public issuers, such as us, must disclose certain transactions with “related persons” under a rule of the SEC. These are transactions, subject to certain exceptions, in which we are a participant where the amount involved exceeds $120,000, and

—	a current director or executive officer;

—	a person who during our most recently completed fiscal year served as a director or executive officer;

—	a nominee for director;

—	a holder of more than 5% of our Common Stock; or

—	an immediate family member of any of the foregoing persons

has a direct or indirect material interest. We have been participants in the following transactions that are required to be disclosed in this Proxy Statement pursuant to the referenced SEC rule:

—	Paul Gehring, the brother of Fred Gehring, is the owner of Gehring & Heijdenrijk B.V., a picture framing business, which is a vendor to TH Retail and TH Creative Services, divisions of Tommy Hilfiger. Tommy Hilfiger paid €819,904 during 2013 to Gehring & Heijdenrijk for goods and services provided to the two Tommy Hilfiger divisions. Gehring & Heijdenrijk B.V. was selected as a vendor in 2009 by the Tommy Hilfiger divisions pursuant to a competitive tender process. We intend to continue purchasing goods and services from Gehring & Heijdenrijk.

—	Dominic Chirico, the son of Emanuel Chirico, has worked for us since September 2010. Dominic Chirico was paid $126,789 in salary and bonus for 2013.

—	In February 2013, we completed the acquisition of Warnaco. Helen McCluskey, one of our directors, was the President and Chief Executive Officer of Warnaco at the time of the acquisition, as well as a stockholder of Warnaco. In exchange for Ms. McCluskey’s ownership interest in Warnaco, we paid Ms. McCluskey $2,752,227 in cash and 31,670 shares of Common Stock (which includes shares issued in connection with settlement of Warnaco equity awards and is net of shares withheld to pay taxes for such shares).

—	In April 2014, one of our subsidiaries purchased approximately 10% of the shares of Kingdom Holding 1 B.V., the holding company for the Karl Lagerfeld brand fashion business, for approximately €13.7 million and entered into a shareholders agreement with the other shareholders of Kingdom Holding 1. Fred Gehring indirectly owns approximately 35% of Kingdom Holding 1.

The Audit Committee’s charter requires that the Committee review and approve all transactions between us and any director or executive officer that will, or is reasonably likely to require disclosure under SEC rules. In determining whether to approve any such transaction, the Committee will consider the following factors, among others, to the extent relevant to the transaction:

—	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

—	whether there are business reasons for the Company to enter into the transaction;

—	whether the transaction would impair the independence of an outside director; and

—	whether the transaction would present an improper conflict of interest for a director or executive officer, taking into consideration such factors as the Committee deems relevant, such as the size of the transaction, the overall financial position of the individual, the direct or indirect nature of the individual’s interest in the transaction and the ongoing nature of any proposed relationship.

Additionally, under our Code of Business Conduct & Ethics and Conflict of Interest Policy, our directors and our employees, including our executive officers, have a duty to report all potential conflicts of interests, including transactions with related persons. We have established procedures for reviewing and approving disclosures under the policy and all disclosures are also discussed annually with the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mary Baglivo, Henry Nasella and Craig Rydin were members of the Compensation Committee for the entirety of 2013. No other person served as a member of the Committee during 2013. There were no interlocks or relationships involving any of the Committee members during 2013 that are required to be disclosed under the SEC’s rules or the SEC’s proxy regulations.

AUDIT COMMITTEE REPORT

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors audit the Company’s financial statements and express an opinion on the financial statements based on their audit. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors.

As part of its oversight of the Company’s financial statements and reporting process, the Audit Committee has met and held discussions with Company management, the Company’s internal auditing staff and Ernst & Young LLP, the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 2, 2014, as filed with the SEC. The Committee also has recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

The members of the Audit Committee reviewed on a quarterly basis the Company’s earnings releases and, as applicable, its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and earnings guidance issued outside of quarterly earnings releases. In addition, the Committee met quarterly with Company management and the Company’s independent auditors to discuss the earnings releases, as well as when needed in conjunction with earnings guidance issued other than in quarterly earnings releases.

Audit Committee

Bruce Maggin, Chairman
Juan R. Figuereo
V. James Marino
Edward R. Rosenfeld

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 2, 2014 with respect to shares of our Common Stock that may be issued under our existing equity compensation plan – our 2006 Stock Incentive Plan – as well as under our 2003 Stock Option Plan. The 2003 Stock Option Plan has been terminated, so no further option grants may be made thereunder, but valid options to purchase shares of Common Stock granted thereunder are still outstanding and governed by the provisions of that plan. All of the foregoing plans were approved by our stockholders and we have no equity compensation plans that were not approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,281,195[1]	$39.75[2]	4,693,009

Equity compensation plans not approved by security holders	—	—	—

	3,281,195	$39.75	4,693,009

[1]	Consists of (a) 701,522 shares of Common Stock underlying restricted stock units, (b) 45,927 shares of Common Stock underlying restricted stock awards, (c) 946,217 shares of Common Stock underlying performance share units, and (d) 1,587,529 shares of Common Stock underlying stock options.

[2]	The weighted average exercise price does not take into account performance share units but does include restricted stock units and restricted stock. Excluding the restricted stock units and restricted stock, which have no exercise price, the weighted average exercise price is $58.47.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to provide advisory approval of the compensation of our Named Executive Officers. While the results of this vote are advisory, and not binding on us, the Compensation Committee intends to carefully consider the results of this vote when making future compensation decisions. The following is a summary of key points that stockholders may wish to consider in connection with their voting decision.

Our compensation program places a strong emphasis on performance-based variable pay and equity performance to ensure a high pay-for-performance culture.  The bulk (approximately 69% to 90%) of each Named Executive Officer’s compensation package consists of short-term and long-term awards that only pay out upon the achievement of specific financial targets and equity awards that are linked to increases in stock value over time. We outperformed our peer group in terms of total shareholder return for the 15-month period ended February 2, 2014 (i.e., immediately prior to the announcement of the Warnaco acquisition) and in terms of revenue for the fiscal year then ended. We far outperformed the group for two- and three-year periods ended 2013 in virtually all key performance metrics. The compensation paid to our Named Executive Officers with respect to 2013 and the long-term incentive plan performance cycles that ended in 2013 is consistent with the strong performance in 2013 and the outperformance for the two-year performance cycle then ended.

Our performance targets are meaningful and are designed to encourage our executives to perform at high levels.  Typically, to pay out bonuses under our Performance Incentive Bonus Plan at the target level, we must achieve earnings per share that falls within the earnings per share guidance range that management provides to the financial market at the beginning of each fiscal year (although the target for 2013 was set slightly below preliminary guidance set immediately after the Warnaco acquisition which was not in a range) and divisional executives must achieve earnings goals for their respective divisions. In both cases, these goals are based on the annual budget reviewed and approved by the Board of Directors.

Our compensation program reflects sound pay practices.  In addition to the practices described above, our compensation program reflects the following:

—	We do not provide our Named Executive Officers with any guarantees as to salary increases, bonuses, incentive plan awards or equity compensation;

—	Our perquisites are very modest and do not include tax reimbursements or “gross-ups” for severance payments; and

—	We have adopted stock ownership guidelines (including holding requirements until ownership levels are achieved) for our Named Executive Officers, which are intended to align their long-term interests with those of our stockholders and to encourage a long-term focus in managing our company.

We believe that the information disclosed in this Proxy Statement, in particular the Compensation Discussion and Analysis and Executive Compensation sections, demonstrates that our executive compensation program is well-designed, is working as intended, emphasizes pay-for-performance without encouraging undue risk to us, incorporates sound corporate governance practices and foregoes elements that are considered poor pay practices. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are submitting for stockholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation of our Named Executive Officers:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.

The Board of Directors recommends a vote FOR approval of the compensation paid to our Named Executive Officers. Proxies received in response to this solicitation will be voted FOR this proposal unless otherwise specified in a proxy.

We submit this proposal for an advisory vote annually.

RATIFICATION OF THE APPOINTMENT OF AUDITOR

The Board of Directors considers it desirable for our stockholders to pass upon the selection of the independent auditor, although stockholder ratification of the Audit Committee’s selection is not required. If the stockholders disapprove of the selection, the Board will request the Audit Committee to reconsider the selection for the fiscal year ending January 31, 2016, as it would be impracticable to replace our auditors so late into our fiscal year.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditor pursuant to its charter. In connection therewith, the Chairman of the Audit Committee is actively involved and consults with the other members of the Audit Committee regarding the appointment of Ernst & Young LLP’s lead engagement partner.

The Audit Committee has selected Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending February 1, 2015. Ernst & Young LLP has served as our auditors for over 20 years. The Audit Committee and the Board consider the continued retention of Ernst & Young to serve as our auditors is in our best interest and the best interests of our stockholders.

It is expected that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in a proxy.

Fees Paid to Auditors

The following table sets forth the aggregate fees billed by Ernst & Young LLP, the member firms of Ernst & Young LLP, and their respective affiliates for professional services rendered to us for the audit of our annual financial statements for the fiscal years ended February 2, 2014 and February 3, 2013, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for other services rendered on our behalf during those fiscal years. All of such fees were pre-approved by the Audit Committee.

	2013	2012
Audit Fees[1]	$6,168,000	$3,211,000

Audit-Related Fees[2]	$193,000	$826,000

Tax Fees[3]	$4,393,000	$2,114,000

All Other Fees[4]	$156,000	$290,000

[1]	Consists of fees for professional services performed for the audit of our annual financial statements, the audit of internal control over financial reporting in conjunction with the audit of our annual consolidated financial statements and reviews of financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include services that are normally provided in connection with statutory filing requirements.

[2]	Includes fees that are related to audit or review of our consolidated financial statements, including due diligence and consultations in connection with acquisitions.

[3]	Includes fees for services to assist us in the preparation of our tax returns and for the provision of tax advice. Such fees include tax compliance fees of $444,000 in 2013 and $1,043,000 in 2012.

[4]	Includes fees for assessments of technology risk in 2013 and 2012, an e-commerce study and a Foreign Corrupt Practices Act review in 2013 and a Eurozone contingency study in 2012.

The Audit Committee’s charter requires the Committee to pre-approve at its meetings all audit and non-audit services provided by our outside auditors. The charter permits the Committee to delegate to any one or more of its members the authority to grant such pre-approvals. Any such delegation of authority may be subject to any rules or limitations that the members deem appropriate. The decision to pre-approve any services made by any member to whom authority has been so delegated must be presented to the full Committee at its next meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the 2015 Annual Meeting of Stockholders must be received by us for inclusion in our Proxy Statement and form of proxy relating to that meeting on or before January 13, 2015. The proxy or proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2015 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us on or before March 29, 2015 and certain other conditions of the applicable rules of the SEC are satisfied. Stockholder proposals should be directed to the Secretary of the Company at the address set forth below.

MISCELLANEOUS

The Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and/or personal interview. We may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, Georgeson Shareholder, which is retained by us on an annual basis, will aid in the solicitation of proxies for the meeting for a fee of $7,500 plus expenses.

Copies of our Annual Report on Form 10-K for our fiscal year ended February 2, 2014, excluding the exhibits thereto but including certain additional information, are being mailed to our stockholders together with this Proxy Statement. The Annual Report on Form 10-K, together with such additional information, comprise our Annual Report to Stockholders. If you want to save us the cost of mailing more than one annual report to the same address, please send your written request to the Secretary of the Company at the address indicated below to discontinue mailing a duplicate copy to the account or accounts selected by you. In addition, if you want to save us future printing and mailing costs and help us reduce the environmental impact of printing and mailing communications, you can agree to electronic delivery of future Annual Reports to Stockholders, proxy statements and other proxy materials by enrolling at www.ematerials.com/pvh or as offered by your bank or broker.

Stockholders and other interested parties may send communications to the Board of Directors (or specified group of individual directors, such as the non-management directors and the director who presides over the sessions of non-management directors). Any such communication should be addressed to the Board (or individual director) in care of the Secretary of PVH Corp., 200 Madison Avenue, New York, New York, 10016-3903.

By order of the Board of Directors,

MARK D. FISCHER
Secretary

New York, New York

May 16, 2014

EXHIBIT A

GAAP TO NON-GAAP RECONCILIATIONS

Reconciliation of GAAP Revenue to Non-GAAP Revenue

(Dollars in thousands)

	Year Ended
	2/2/2014
Revenue	$8,186,351
Items excluded:
Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000
Non-GAAP revenue	$8,216,351
Reconciliations of GAAP Earnings Before Interest and Taxes to Non-GAAP Earnings Before Interest and Taxes
(Dollars in thousands)
	Year Ended
	2/2/2014	2/3/2013	1/29/2012
Earnings before interest and taxes	$513,462	$660,362	$491,173
% change over prior year	-22%	34%
Items excluded:
Gross profit associated with Warnaco acquisition (including short-lived non-cash valuation amortization adjustments)	85,585
Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (recorded in gross profit)			7,627
Actuarial (gains) losses on retirement plans (recorded in SG&A)	(52,539)	28,142	76,120
SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	300,722	42,579
Loss recorded on sale of Bass (recorded in SG&A)	20,228
SG&A impact of the amendment of an unfavorable contract	(24,309)
SG&A expenses associated with Tommy Hilfiger integration and related restructuring		20,525	61,895
SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India			20,709
SG&A expenses associated with negotiated termination of license to market Timberland sportswear and exit from the Izod women’s wholesale sportswear business			8,118
Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	83,383
Debt modification and extinguishment costs	40,395		16,233
Non-GAAP earnings before interest and taxes	$966,927	$751,608	$681,875
% change over prior year	29%	10%

A-1

Reconciliations of GAAP Diluted Net Income per Common Share to Non-GAAP Diluted Net Income per Common Share

(Dollars and shares in thousands, except per share data)

	Year Ended			Year Ended			Year Ended
	2/2/2014		2/2/2014	2/3/2013		2/3/2013	1/29/2012		1/29/2012
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(2)	Non-GAAP	GAAP	Adjustments(3)	Non-GAAP
Net Income attributable to PVH Corp.	$ 143,537	$ (437,456)	$ 580,993	$ 433,840	$ (52,520)	$ 486,360	$ 275,697	$(121,226)	$ 396,923
Weighted average common shares	81,167		81,167	70,392		70,392	67,158		67,158
Weighted average dilutive securities	1,451		1,451	1,397		1,397	1,576		1,576
Weighted average impact of assumed convertible preferred stock conversion				2,087		2,087	4,189		4,189
Total shares	82,618		82,618	73,876		73,876	72,923		72,923
Diluted Net Income per Common Share	$1.74		$7.03	$5.87		$6.58	$3.78		$5.44
% Change over prior year	-70.4%		6.8%	55.3%		21.0%

(1) Adjustments for the year ended February 2, 2014 represent the elimination of (i) the expenses associated with our acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with our debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (vi) the recognized actuarial gains on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) non-recurring discrete tax items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase in our previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

(2) Adjustments for the year ended February 3, 2013 represent the elimination of (i) the costs incurred in connection with our integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with our acquisition of Warnaco; (iii) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (iv) the recognized actuarial losses on retirement plans; (v) the tax effects associated with the foregoing costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits.

(3) Adjustments for the year ended January 29, 2012 represent the elimination of (i) the costs incurred in connection with our integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with our buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with our modification of our credit facility; (iv) the costs incurred in connection with our negotiated early termination of our license to market sportswear under the Timberland brand and the 2012 exit from the Izod women’s wholesale sportswear business; (v) the recognized actuarial losses on retirement plans; (vi) the tax effects associated with the foregoing costs; and (vii) the tax benefit resulting from revaluing certain deferred tax liabilities due to a decrease in the statutory tax rate in Japan.

A-2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 19, 2014.

The proxy statement and annual report to stockholders are available to view online at www.pvhannualmeetingmaterials.com.

“Green” Initiative

If you would like to access the proxy information electronically in the future rather than receive paper copies in the mail, please visit www.ematerials.com/pvh and follow the instructions.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PVH CORP.

200 Madison Avenue

New York, New York 10016-3903

EMANUEL CHIRICO and MARK D. FISCHER, or either of them, with the power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PVH CORP. held by the undersigned at the Annual Meeting of Stockholders to be held in New York, New York, on June 19, 2014, and any adjournments thereof, on the matters printed on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no directions are given, this Proxy will be voted:

—	FOR the election of all of the nominees for director.

—	FOR the approval of the compensation paid to the Company’s Named Executive Officers.

—	FOR the ratification of auditors.

(Continued, and to be dated and signed on the other side.)

PVH CORP.
P.O. Box 64945
St. Paul, MN 55164-0945

The Board recommends a vote FOR all of the nominees in proposal 1 and FOR proposals 2, 3 and 4.

1.	Election of the nominees for director listed below:

		FOR	AGAINST	ABSTAIN

	MARY BAGLIVO	☐	☐	☐

	BRENT CALLINICOS	☐	☐	☐

	EMANUEL CHIRICO	☐	☐	☐

	JUAN R. FIGUEREO	☐	☐	☐

	JOSEPH B. FULLER	☐	☐	☐

	FRED GEHRING	☐	☐	☐

	BRUCE MAGGIN	☐	☐	☐

	V. JAMES MARINO	☐	☐	☐

	HENRY NASELLA	☐	☐	☐

	RITA M. RODRIGUEZ	☐	☐	☐

	EDWARD R. ROSENFELD	☐	☐	☐

	CRAIG RYDIN	☐	☐	☐

2.	Advisory vote to approve the compensation paid to the Company’s Named Executive Officers.				FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of auditors.				FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change and/or comments ☐

Note:  The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated: , 2014

Signature

Signature, if held jointly

To vote, fill in (x) with black or blue ink only.  ☒